Exhibit 2.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 24, 2018 (the “Effective Date”), by and among Scott Romberger, Bradley Leber, and Robert Black, trustees of the Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Leah R. Naylor, Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O S. Chester Naylor, II, and Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Sarah R. Naylor (each a “Seller” and together “Sellers”), and PEAK RESORTS, INC., a Missouri corporation (“Buyer”), for the sale and purchase of all of the outstanding capital stock (the “Stock”) of Snow Time, Inc., a Delaware corporation (“Company”). Sellers and Buyer may hereinafter be referred to as a “Party” or the “Parties”).

Recitals

A.	Sellers collectively own all of the Stock of the Company.

B.	Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers all of the Stock upon the terms and subject to the conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:

Article 1.

CERTAIN DEFINITIONS

1.1         Certain Definitions. As used in this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Acquired Companies” means the Company and its Subsidiaries, collectively.

“Affiliate” of any specified Person means any other Person, directly or indirectly Controlling, Controlled by or under common Control with the specified Person.

“Approvals” means franchises, licenses, permits, certificates of occupancy and other required approvals, authorizations and consents.

“Base Balance Sheet” means the audited consolidated balance sheet of the Company at the Base Balance Sheet Date included in the Financial Statements.

“Base Balance Sheet Date” means March 31, 2018.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Pennsylvania are authorized or required by law or executive order to close.

“Buyer’s Auditors” means RSM US LLP.

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“Capital Expenditures” means the aggregate of all expenditures incurred by a Person with respect to and/or in connection with either (i) acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or (ii) additions, improvements, replacements and/or repairs to real property, existing buildings and improvements, and/or equipment and all other expenditures that should be capitalized under GAAP on a balance sheet.

“Capital Lease” means any capital lease (as classified under GAAP) listed on Schedule 1.1.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Cash on Hand” means, with respect to the Acquired Companies, all cash, all cash equivalents and all marketable securities as of the close of business on the Closing Date determined in accordance with GAAP.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license agreement, franchise, contract, agreement, Lease (including any Real Property Lease), instrument or guarantee (including any amendments, modifications, extensions or replacements thereof), option agreement or agreement conferring similar rights.

“Control” means the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of securities, by contract or otherwise.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location for which the Acquired Company is alleged to be responsible, or (b) any violation, or alleged violation, of any Environmental Law by the Acquired Company.

“Environmental Laws” means all federal, state and local Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was): (i) a member of a “controlled group of corporations” with, (ii) under “common control” with, or (iii) a member of an “affiliated service group” with any of the Acquired Companies as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with any of the Acquired Companies within the meaning of Section 4001(b)(1) of ERISA.

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“Exchange Act” means the Security Exchange Act of 1934, as amended.

“Financial Statements” means the audited consolidated balance sheets and statements of operations, stockholder’s equity and cash flows of the Acquired Companies as of and for the fiscal years ended March 31, 2016, March 31, 2017 and March 31, 2018.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Agency” means any federal, state or local governmental body or other regulatory or administrative agency or commission.

“Indebtedness” means, without double counting, (i) any liability, contingent or otherwise, of the Acquired Companies (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of Acquired Company or only to a portion thereof) or (b) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property); (ii) any liability of others of the kind described in the preceding clause (i) which an Acquired Company has guaranteed or which is otherwise its legal liability; and (iii) any monetary obligation secured by a lien to which the property or assets of an Acquired Company is subject, whether or not the obligations secured thereby shall have been assumed by it or shall otherwise be its legal liability, but not including Liens of the nature described in clauses (ii) through (ix) of the definition of “Permitted Exceptions”. In no event shall Indebtedness include trade payables or operating lease obligations. The Parties agree and acknowledge that the Capital Leases will not be repaid or prepaid at or prior to Closing and that the obligations and rights associated therewith shall remain with the Acquired Companies.

“Intellectual Property” means all intellectual property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form) and similar algorithms databases and compilations (“Software”) together with all data and technology supporting the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing, (vi) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) telephone numbers and Internet protocol addresses, and (viii) all rights in the foregoing and in other similar intangible assets, and (ix) all applications and registrations for the foregoing.

“Judgment” means any judgment, ruling, writ, injunction, order, arbitral award or decree issued by a court of competent jurisdiction.

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“Knowledge” (and any similar phrases) means the existing actual knowledge of the party in question. In the case of the Sellers, their Knowledge shall include the Knowledge of the Sellers and the Knowledge of Scott W. Romberger of the Company. In the case of Buyer, its Knowledge shall include the Knowledge of Timothy D. Boyd and Christopher J. Bub.

“Law” means any applicable Judgment, law, statute, rule or regulation of any Governmental Agency.

“Lease” means any written lease, sublease, or similar occupancy right in real or personal property.

“Lien” means any lien, encumbrance, security interest (whether or not the subject of a UCC financing statement), charge, mortgage, UCC financing statement, right of first offer, right of first refusal, collateral assignment or pledge of any nature whatsoever which encumbers or affects the Stock, any Acquired Company and/or any of any Acquired Company’s assets.

“Litigation” means any arbitration, action, suit, claim, proceeding, investigation or written inquiry by or before any Governmental Agency, court or arbitrator.

“Material Adverse Effect” means an event or occurrence that materially and adversely effects the operations, properties, assets, liabilities or financial condition of the business of a Party taken as a whole; provided, however, that for purposes of determining whether a “Material Adverse Effect” has occurred, effects, conditions, events and other circumstances (collectively, “Events”) arising out of any and all the following shall be disregarded: (i) general economic conditions, changes, effects, events or circumstances in any market or geographic areas the specified Person operates, except to the extent such Events disproportionately affect such specified Person and its Subsidiaries, (ii) changes, effects, conditions, events or circumstances that generally affect the ski, resort or hospitality industries, (iii) in any effect which the financial condition of a Party may have on the terms and conditions on which inventory or other assets are purchased by such Party (provided that such effect will be taken into account for purposes of this definition of Material Adverse Effect only to the extent such effect would reasonably be expected to have a material adverse effect (taking into account the reasonably expected duration of said effect) on such Party following the Closing), (iv) any bankruptcy or insolvency of, or any other event affecting the service of, any airline conducting business at any airport servicing a Party’s resorts, or any reduction in or elimination of service by any such airline (or any announcement that any such reduction or elimination is to occur), (v) acts of God or other calamities, any acts of terrorism or acts of war, whether occurring within or outside the United States, or any effect of any such acts on general economic or other conditions, (vi) any climatic or weather condition, except to the extent of any damage or destruction of the assets of such specified Person which has a material and adverse effect on such Person and which is caused by such damage or destruction, (vii) changes in Law, GAAP or other applicable accounting standards or interpretations thereof; (viii) any failure to meet internal projections, estimates or expectations; (ix) the resignation or termination of any employee; (x) any delay of completion of such a Party’s capital expenditure program; (xi) any adverse regulatory action taken or threatened by any Governmental Agency relating to the ability of such a Party to continue to utilize its current source of water (it being acknowledged that the non-compliance of such usage with applicable laws and regulations has been fully disclosed by each Party to the other Party); or (xii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement.

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“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.

“Multiemployer Plan” means an employee pension benefit plan, as defined in Section 3(37) of ERISA, to which the Sellers or any of their ERISA Affiliates contribute, have contributed, are obligated to contribute or have been obligated to contribute.

“Mutual Non-Disclosure/Confidentiality Agreement” means that certain agreement, dated April 27, 2018, by and between Buyer and Company.

“Ordinary Course of Business” means the ordinary course of operations of a Person, consistent with its customary business practices.

“Outstanding Indebtedness” means the aggregate outstanding principal balance of, and accrued but unpaid interest on, all Indebtedness of the Acquired Companies, calculated as of the close of business on the day immediately preceding the Closing Date.

“Permitted Exceptions” means (i) Liens disclosed on any balance sheet included in the Financial Statements or securing liabilities reflected therein; (ii) Liens for taxes, assessments and similar charges that are not yet due and payable; (iii) mechanic’s, materialman’s, carrier’s, repairer’s, landlord’s and other similar Liens arising out of applicable Law arising or incurred in the Ordinary Course of Business; (iv) easements, rights-of-way, restrictions and other similar charges or encumbrances the existence of which do not materially adversely detract from the value of the property affected by such encumbrances(s) and do not materially interfere with the operation of the Acquired Companies’ respective businesses as currently conducted; (v) Liens or other encumbrances that would be disclosed by an accurate survey of the Real Property provided that the same do not materially adversely detract from the value of the property affected by such encumbrance(s) and do not materially interfere with the operation of such Acquired Company as currently conducted; (v) all registered and unregistered municipal agreements and agreements with public and private utilities; (vi) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and similar obligations; (vii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice (viii) applicable zoning regulations and ordinances, and building, health and other applicable laws or ordinances; and (ix) any exceptions to title set forth in any title commitment in connection with the transactions contemplated herein.

“Person” means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a joint venture, a Governmental Agency or any other entity.

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“Regulatory Agency or Regulatory Agencies” means (i) any state regulatory authority, (ii) the SEC, (iii) any foreign regulatory authority and (iv) any SRO ((i) – (v), each a “Regulatory Agency” and, collectively the “Regulatory Agencies”.

“Related Documents” means all agreements, instruments and certificates described in or contemplated by this Agreement or reasonably requested by either Buyer or the Sellers that are to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, good standing certificates, incumbency certificates and secretary certificates for the Parties.

“Representative Amount” means One Hundred Thousand Dollars ($100,000.00).

“Resorts” means the mountain resorts operated by Acquired Companies known as Roundtop Mountain Resort, Liberty Mountain Resort, and Whitetail Resort.

“SEC” means the United States Security and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Securities Exchange Act, and all other applicable securities Laws promulgated by the SEC or any other relevant Governmental Agency.

“Sellers’ Representative” means Scott W. Romberger or his successor.

“SOX Act” means the Sarbanes-Oxley Act of 2002.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange commodities exchange or contract market.

“Subsidiary” of any specified Person means any other Person (i) as to which more than 50% of its outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, limited liability company, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.

“Taxes” means all taxes, charges, fees, duties or levies, imposed by any federal, state or local taxing authority, including federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, intangibles, employment, unemployment, disability, property, withholding, backup withholding, excise, production, occupation, service, service use, leasing and lease use, ad valorem, value added, occupancy, transfer, and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

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“Tax Returns” means all returns and reports, information returns, or payee statements (including, elections, declarations, filings, forms, statements, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Agency relating to Taxes.

“Title Commitments” shall mean the title commitments issued by a title company related to the real property on which the Resorts are located.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party, pursuant to any of the foregoing.

“Transaction Expenses” means the aggregate amount required to pay in full: (i) the fees and expenses of professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by the Company and the Sellers’ Representative in connection with the Transactions, in each case to the extent incurred prior to the Closing and (ii) any Transaction Payments.

“Transaction Payments” means all transaction-related bonuses paid or payable to stockholders or employees of the Company upon the consummation of the Transactions.

“Transactions” means the transactions contemplated by the Transaction Documents.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Working Capital” means as the date of Closing, current assets of the Acquired Companies (excluding cash, cash equivalents and liquid investments) less current liabilities (excluding the prepaid payments of customers for unfulfilled services, including ski season passes, Advantage Cards, Night Club Cards, ski school programs, wedding and event deposits, hotel deposits and the amount due for the second installment payment for rental equipment in the amount of $371,654.00.)

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1.2         Cross Reference Table for Other Definitions. The following terms are defined in the Sections indicated;

401(k)	9.2(b)	Estimated Indebtedness	2.3(a)
Assignment	7.5	Estimated Net Closing Payments	2.3(b)
Attorney-Client Communications	9.6(b)	Estimated Prepaid Adjustment	2.3(a)
Buyer Awards	4.9(d)	Estimated Transaction Expenses	2.3(a)
Buyer Balance Sheet	4.12	Estimated Working Capital	2.3(a)
Buyer Broker	4.6	Excluded Assets	2.6
Buyer Common Stock	2.4(a)	Financing Plan	4.8
Buyer Indemnitees	10.2	Increased Net Seller Closing Payment	2.5(a)
Buyer Parties Group	9.6(b)	Indemnity	10.4(d)
Buyer Preferred Stock	4.9(a)	Insurance Policies	3.11(a)
Buyer SEC Reports	4.10(b)	Interim Period	11.1(a)
Buyer Stock Plan	4.9(d)	Material Contracts	3.18
Buyer Subsidiary	4.9(b)	NDA	9.7
Buyer’s Notice	5.4	Nonqualified Deferred Compensation Plan	3.15(j)
Capital Program	3.7	Owned Real Property	3.16(a)
Claim Notice	10.5(a)	Plans	3.15(a)
Closing	6.1	Pre-Closing Periods	11.1(a)
Closing Date	6.1	Prepaid Adjustment	2.2(a)
Closing Stock Price	2.4(a)	Purchase Price	2.1
Commitment Letters	9.5	Real Property	3.16(a)
Common Stock Amount	2.4(a)	Real Property Lease	3.16(a)
Company Subject Matter	5.3	Representatives	5.3
Contest	11.4(b)	Resolved Objections	2.5(c)(i)
CPA-Determined Differences	2.5(c)(ii)	Review Period	2.5(b)
CPA Firm	2.5(c)(ii)	Schedules	Article 3
Cut-off Date	6.1	Seller Broker	3.9
Decreased Net Seller Payment	2.5(a)	Seller Cap	10.4(d)
Deductible	10.4(d)	Seller Indemnitees	10.3
Differences	2.4(c)(ii)	Straddle Contest	11.4(c)
Disagreement Notice	2.5(b)	Tax Indemnifying Party	11.1(a)
Due Diligence Expiration Date	5.4	Tax Notice	11.4(a)
Due Diligence Period	5.3	Termination Date	12.1(c)
Employees	9.1	Termination Fee	12.3
Employer Match	9.2(b)(ii)	Third-Party Claim	10.5(b)(i)
Enforceability Exceptions	3.4	Third Party Real Property Leases	3.16(f)
Estimated Balance Sheet	2.3(a)	Updated Balance Sheet	2.5(a)
Estimated Closing Cash on Hand	2.3(a)	Updated Closing Statement	2.5(a)
Estimated Closing Statement	2.3(a)

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ARTICLE 2.

PURCHASE PRICE AND EXCLUSIONS TO SALE OF STOCK

2.1         Sale and Purchase of Stock; Purchase Price. At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Stock. The aggregate purchase price for the Stock shall be Seventy-Six Million Dollars ($76,000,000) as adjusted pursuant to Section 2.2 (the “Purchase Price”).

2.2         Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

(a)          Prepaid Customers Payment Adjustment: The Buyer shall be entitled to a reduction of the Purchase Price for the amount of prepaid payments of customers for unfulfilled services that exist on the Closing Date, including ski season passes, Advantage Cards, Night Club Cards, ski school programs, wedding and event deposits and hotel deposits (the “Prepaid Adjustment”).

(b)          Working Capital Adjustment. The Purchase Price shall be increased, on a dollar for dollar basis, to the extent the Working Capital is greater than zero (0), or decreased on a dollar for dollar basis, to the extent the Working Capital is less than zero (0). An example of the calculation and definition of Working Capital is attached as Exhibit A.

2.3         Estimated Closing Statement.

(a)          Not less than two (2) Business Days prior to the Closing, the Acquired Companies shall deliver to the Buyer the unaudited balance sheet of the Acquired Companies as of 11:59 p.m. Eastern Time on the Closing Date reflecting the good faith estimates of the Companies without giving effect to the Transactions (the “Estimated Balance Sheet”). The Acquired Companies will deliver, with the Estimated Balance Sheet, a statement (an “Estimated Closing Statement”) setting forth the Acquired Companies’ good faith estimated calculation, as of the date of the Estimated Balance Sheet, of (i) the Prepaid Adjustment (the “Estimated Prepaid Adjustment”), (ii) the Working Capital (the “Estimated Working Capital”), (iii) Indebtedness (the “Estimated Indebtedness”) (for the avoidance of doubt, Capital Leases are not included in the Indebtedness), (iv) Closing Cash on Hand (the “Estimated Closing Cash on Hand”) and (v) Transaction Expenses (the “Estimated Transaction Expenses”).

(b)          The Estimated Closing Statement shall be used to calculate the “Estimated Net Closing Payments”, i.e. the Purchase Price less the Common Stock Amount, adjusted as follows:

(i)          The Estimated Net Closing Payments payable to the Sellers at the Closing shall be reduced by an amount equal to the Estimated Prepaid Adjustment.

(ii)         If the Estimated Working Capital exceeds zero, then the Estimated Net Closing Payments payable to the Sellers at the Closing shall be increased by the amount by which the Estimated Working Capital exceeds zero.

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(iii)        If the Estimated Working Capital is less than zero, then the Estimated Net Closing Payments payable to the Sellers at the Closing shall be reduced by the amount by which the Estimated Net Working Capital is less than zero.

(iv)        If there is a positive amount of Estimated Indebtedness (i.e., any amount greater than zero dollars), then the Estimated Net Closing Payments payable to the Sellers at the Closing shall be reduced by an amount equal to the Estimated Indebtedness.

(v)         If there is a positive amount of Estimated Closing Cash on Hand (i.e., any amount greater than zero dollars), then the Estimated Net Closing Payments payable to the Sellers at the Closing shall be increased by an amount equal to the Estimated Closing Cash on Hand.

(vi)        If there is a positive amount of Estimated Transaction Expenses (i.e., any amount greater than zero dollars), then the Estimated Net Closing Payments payable to the Sellers at the Closing herein shall be reduced by an amount equal to the Estimated Transaction Expenses.

2.4         Payment of the Purchase Price and Estimated Net Closing Payments.

At the Closing, the Buyer shall:

(a)          deliver to Sellers a number of shares of restricted common stock, par value $0.01 of the Buyer (the “Buyer Common Stock”), with a value equal to Six Million Dollars ($6,000,000) (the “Common Stock Amount”), as determined based on the average closing price of the Common Stock as reported on the Nasdaq Global Market for the 20 trading days immediately preceding the Closing (the “Closing Stock Price”); i.e. the number of shares of Buyer Common Stock to be issued to Seller shall be equal to the Common Stock Amount divided by the Closing Stock Price. The Buyer Common Stock shall be subject to the six-month holding period set forth in Rule 144(d)(1) under the Securities Act and, after such holding period, the only restrictions on transfer of the Buyer Common Stock will be the restrictions set forth in Rule 144.

(b)          repay, or cause to be repaid, on behalf of the Acquired Companies, the Estimated Indebtedness by wire transfer of immediately available funds as directed by the holders of such Indebtedness at or prior to the Closing, and the Companies shall deliver to the Buyer Parties all appropriate payoff letters and shall make arrangements reasonably satisfactory to the Buyer to deliver lien releases and termination statements or other documents evidencing the termination of all Liens held by the lenders under the Indebtedness, all in form and substance reasonably acceptable to the Buyer;

(c)          pay, or cause to be paid, on behalf of the Acquired Companies, the Estimated Transaction Expenses, by wire transfer of immediately available funds, as directed by the Sellers’ Representative;

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(d)          the Buyer shall pay the Representative Amount to the Sellers’ Representative pursuant to written instructions delivered to the Buyer prior to the Closing by the Sellers’ Representative; and

(e)          the Buyer shall pay to the Seller (based on each Seller’s Pro Rata Share as set forth on Exhibit B) by wire transfer of immediately available funds an amount equal to the Estimated Net Closing Payments.

2.5         Post-Closing Purchase Price Adjustment.

(a)          As soon as practicable, but in any event within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to Sellers an unaudited balance sheet of the Acquired Companies (the “Updated Balance Sheet”), and a statement (the “Updated Closing Statement”) updating the amounts set forth on the Estimated Closing Statement, as of the close of business on the day preceding the Closing Date, prepared from the books and records of the Acquired Companies in accordance with GAAP, as applicable, and in a manner consistent with the preparation of the Financial Statements. The Final Adjustment Certificate shall certify the amount payable by the Buyer to Sellers (the “Increased Net Seller Closing Payment”), or by Sellers to the Buyer (the “Decreased Net Seller Payment”), pursuant to Section 2.5(e).

(b)          Upon receipt of the Updated Closing Statement, Sellers shall have the right during the succeeding 30-day period (the “Review Period”) to examine the Updated Closing Statement, and all books and records used to prepare such Final Adjustment Certificate. If Sellers disagree with any amounts in the Updated Closing Statement, they shall so notify the Buyer in writing (such notice, a “Disagreement Notice”) on or before the last day of the Review Period, which Disagreement Notice shall set forth a specific description of Sellers’ disagreement and the amount of the adjustment to the Updated Closing Statement which Sellers’ believe should be made. If no Disagreement Notice is delivered within the Review Period, the Updated Closing Statement shall be deemed to have been accepted by the parties hereto. The Buyer will, and will cause the Acquired Companies to, provide Sellers full access (during normal business hours and upon reasonable notice) to the books, ledgers, files, reports and operating records of the Acquired Companies and the then current employees of the Acquired Companies, and cooperate and assist Sellers in evaluating the Updated Closing Statement.

(c)          Dispute Resolution.

(i)          In the event that a Disagreement Notice is delivered in accordance with Section 2.6, the Buyer and Sellers shall attempt to resolve the objections set forth therein within 30 days of receipt of such Disagreement Notice. The objections set forth in the Disagreement Notice that are resolved by the Buyer and Sellers in accordance with this Section 2.5(c)(i) shall collectively be referred to herein as the “Resolved Objections.” The Updated Closing Statement shall be adjusted to reflect any Resolved Objections.

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(ii)         If the Buyer and Sellers are unable to resolve all the objections set forth in the Disagreement Notice within such 30-day period, they shall jointly appoint a major accounting firm mutually agreed upon by Sellers and the Buyer within five days of the end of such 30-day period (the “CPA Firm”). The CPA Firm, acting as experts and not as arbitrators, shall review the objections set forth in the Disagreement Notice that are not Resolved Objections (collectively, the “Differences”). The CPA Firm shall determine, based on the requirements set forth in this Section 2.5(c)(ii) and only with respect to Differences submitted to the CPA Firm, whether and to what extent the Updated Closing Statement requires adjustment so as to be calculated in accordance with this Agreement. The CPA Firm shall be instructed to make its determination within 15 days after its appointment. The fees and disbursements of the CPA Firm shall be borne equally by Sellers and the Buyer. The Buyer and Sellers shall, and the Buyer shall cause the Acquired Companies to, provide to the CPA Firm full cooperation. The CPA Firm’s resolution of the Differences shall be conclusive and binding upon the parties, except in the case of manifest error. The Differences as resolved by the CPA Firm in accordance with this Section 2.5(c)(ii) shall collectively be referred to herein as the “CPA-Determined Differences.” The Updated Closing Statement shall be adjusted to reflect any CPA-Determined Differences.

(d)          To the extent that the Increased Net Seller Closing Payment or the Decreased Net Seller Payment, as applicable, set forth in the Updated Closing Statement (as adjusted in accordance with any Resolved Objections and CPA-Determined Differences) differs from the Estimated Closing Statement, the Estimated Net Seller Closing Payment initially made pursuant to Section 2.3(a) shall be recalculated by the parties in accordance with Sections 2.3(a) and 2.3(b) by using the Updated Closing Statement in lieu of the Estimated Closing Statement.

(e)          On the fifth day following (or, if not a Business Day, on the next Business Day) the latest to occur of (x) the 30th day following receipt by Sellers of the Updated Closing Statement, (y) the resolution by the Buyer and Sellers of all objections set forth in the Disagreement Notice, if any, and (z) the resolution by the CPA Firm of all Differences, if any, the recalculation required by Section 2.5(d) shall be made and the Buyer shall pay to Sellers the amount of any increase in the Estimated Net Seller Closing Payments beyond that received by Sellers at the Closing, or Sellers shall return to the Buyer the excess amount of the Estimated Net Seller Closing Payments initially received by Sellers at the Closing. Such payment shall be made (i) in the case of a payment to the Buyer, by Sellers by wire transfer of immediately available funds to a bank account or accounts designated by the Buyer and (ii) in the case of a payment to Sellers, by the Buyer by wire transfer of immediately available funds to a bank account or accounts designated by Sellers.

2.6         Excluded Assets. Notwithstanding the sale of all of the Stock to Buyer on the terms and conditions herein, prior to the Closing Date, Sellers shall sell, transfer, or assign, or cause the Acquired Companies to sell, transfer, or assign, certain assets of the Acquired Companies identified and listed on Schedule 2.6 (the “Excluded Assets”) to a third party, and the Excluded Assets shall not be sold, transferred or assigned to Buyer pursuant to this Agreement.

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ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Unless otherwise specified herein, all references in this Agreement to schedules are to the disclosure schedules of the Acquired Companies attached to and made part of this Agreement, (the “Schedules"). The disclosures in the Schedules, and those in any update or supplement thereto, relate only to the representations and warranties in the sections of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement except to the extent that it is reasonably apparent that such disclosures apply to another representation or warranty. Sellers jointly and severally represent and warrant to Buyer as follows:

3.1         Organization and Qualification. Sellers have previously delivered to or made available to Buyer, prior to the date hereof, complete and correct copies of the Certificates of Incorporation and bylaws (or similar organizational documents) of each Acquired Company, as each of the same may have been amended, each of which is in full force and effect. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of the remaining Acquired Companies is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and each Acquired Company has all requisite power and authority to carry on its business as presently owned or conducted.

3.2         Title to the Stock. Sellers own, and as of the Closing Date, will own beneficially and of record, free and clear of any Liens as of the Closing Date, with full right, power and authority to transfer, convey and deliver, the Stock and, upon delivery of and payment for the Stock at the Closing as herein provided, Sellers will convey to Buyer good and valid title thereto, free and clear of any Lien. The Stock consists of all of the issued and outstanding capital stock in the Company. Except for the rights of Buyer under this Agreement, there is no outstanding right, warrant, subscription, call, preemptive right, option or other agreement or outstanding offer of any kind to sell, purchase, encumber or otherwise convey, transfer, encumber or dispose of any right, title and/or interest in and to the Stock and there is no outstanding debt or security which is convertible into same, and no other Person has any legal, beneficial or equitable right, title or interest in and/or to the Stock.

3.3         Subsidiaries. Except as set forth on Schedule 3.3 which sets forth the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof, no Acquired Company has any Subsidiaries and does not directly or indirectly own or have any investment in the capital stock of, or other propriety interest in, any Person. There is no outstanding right, warrant, subscription, call, preemptive right, option or other agreement or outstanding offer of any kind to sell, purchase, encumber or otherwise convey, transfer, encumber or dispose of any right, title and/or interest in and to the equity of any Subsidiary and there is no outstanding debt or security which is convertible into same, and no other Person has any legal, beneficial or equitable right, title or interest in and/or to such equity.

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3.4         Binding Obligation. This Agreement has been duly executed and delivered by Sellers and, assuming that this Agreement constitutes a legal, valid and binding obligation of Buyer, constitutes the legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity (the exceptions set forth in (i) and (ii), the “Enforceability Exceptions”).

3.5         No Default or Conflicts. The execution and delivery by Sellers of this Agreement and the Related Documents to which they are a party, and the performance by them of their respective obligations hereunder and thereunder, except as would not have a Material Adverse Effect on the Acquired Companies taken as a whole: (a) does not and will not result in any violation of, or breach or default under the Certificate of Incorporation or bylaws (or equivalent organizational documents) of any of the Acquired Companies (subject to receipt of approval of the shareholders of Acquired Companies, which has not yet been obtained); (b) assuming compliance with the matters referred to in Section 3.6, to the Knowledge of Sellers, does not and will not violate or result in a breach or default under any existing applicable Law material to the business of any Acquired Company or any Judgment of any Governmental Agency having jurisdiction over any of Sellers or the Acquired Companies properties in any material respect; (c) to the Knowledge of Sellers, does not and will not result in the imposition of any Lien upon any of the assets of the Acquired Companies; and (d) except as set forth in Schedule 3.5, to the Knowledge of Sellers, does not and will not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel any Contract to which Sellers, the Acquired Companies is a party or by which Sellers, the Acquired Companies is bound or to which any of their respective assets is subject.

3.6         No Governmental Authorization or Consent Required. Except as set forth on Schedule 3.6, to the Knowledge of Sellers, no authorization or approval or other action by, and no notice to or filing with, any Governmental Agency will be required to be obtained or made by an Acquired Company in connection with the due execution and delivery by Sellers of this Agreement and the consummation by such Persons of the transactions contemplated hereby, other than such authorizations, approvals, notices or filings with any Governmental Agency that, if not obtained or made, would not materially and adversely affect, impede or delay the Sellers’ ability to consummate the transactions contemplated by this Agreement and the Related Documents (in accordance with the terms of this Agreement) or which would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies taken as a whole.

3.7         Financial Statements. The Consolidated Financial Statements fairly present, in all material respects, the financial position of the Acquired Companies, the results of operations, stockholder’s equity and cash flows for the periods indicated, all in conformity with GAAP applied on a consistent basis. The Financial Statements have been accurately derived from the books and records of the Acquired Companies. None of the Acquired Companies have any material indebtedness, obligations or other liabilities of a kind required to be disclosed in its financial statements under GAAP other than those (i) fully reflected in, reserved against or otherwise described in the Base Balance Sheet; (ii) incurred in the Ordinary Course of Business since the Base Balance Sheet Date, including but not limited to work in progress on capital expenditures which are contemplated by the capital expenditures program set forth on Schedule 3.7(a) (the “Capital Program”)) or (iii) set forth on Schedule 3.7(b).

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3.8         Powers of Attorney. Except as set forth on Schedule 3.8, none of the Acquired Companies have any material outstanding revocable or irrevocable powers of attorney or similar authorizations issued to any individual who is not an employee or officer of an Acquired Company.

3.9         Brokers. Except as set forth on Schedule 3.9, no broker, finder, agent, investment banker, financial advisor or similar Person has acted for or on behalf of the Sellers in connection with this Agreement or the transactions contemplated hereby (a “Seller Broker” ), and no broker, finder, agent, investment banker, financial advisor or similar Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Acquired Companies or any action taken by any such Person.

3.10       Compliance with Laws. As of the date hereof, except as set forth in Schedule 3.11(a), to the Knowledge of Sellers no investigation by any Governmental Agency with respect to any of Acquired Companies is pending or threatened. To the Knowledge of Sellers, and except as set forth in Schedule 3.11(b), none the Acquired Companies have received any written notice or communication of any noncompliance by the Acquired Companies in any material respect with any applicable Laws. To the Knowledge of Sellers, and except as set forth on Schedule 3.10(c), each of the Acquired Companies is currently conducting, and has at all times since December 31, 2016 conducted, their respective businesses in compliance in all material respects with all applicable Laws.

3.11       Insurance.

(a)          Schedule 3.11(a) sets forth as of the date hereof contains a description of each insurance policy (the “Insurance Policies”) of each Acquired Company. Except as noted on Schedule 3.11(a) and as of the date hereof, (i) all Insurance Policies are in full force and effect and all premiums due and payable thereunder have been paid in full and will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement, (ii) there are no pending claims in excess of $50,000 under any Insurance Policy as to which the respective insurers have denied coverage and (iii) since December 31, 2016, each Acquired Company has been fully insured for worker’s compensation claims. Except as set forth on Schedule 3.11(a), the Sellers and the Acquired Companies have not received any written notice from any insurance company of such insurance company’s intention not to renew any such Insurance Policy applicable to any Acquired Company or materially increase the premiums thereunder beyond such premiums currently in effect.

(b)          Schedule 3.11(b) sets forth a true and correct list of any pending worker’s compensation claims not covered by insurance.

3.12       Litigation. Except as disclosed on Schedule 3.12, to the Knowledge of Sellers there is no Litigation pending or, to the Knowledge of Sellers, threatened against Acquired Companies or their respective properties or assets that, with respect to each such Litigation (i) is not fully covered by insurance or (ii) is covered by insurance and would reasonably be expected to result in a liability to the Acquired Companies in excess of $50,000 individually or $150,000 in the aggregate for all such Litigation or would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.12, the Acquired Companies are not subject to any material order, Judgment, injunction or decree of any Governmental Agency.

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3.13       Approvals. Except as set forth in Schedule 3.13(a), to the Knowledge of Sellers, the Acquired Companies have in full force and effect all material Approvals necessary for the operation of the business of the Acquired Companies as presently conducted, including for this purpose any Approvals necessary for any development or construction activity that has been commenced with respect to any Real Property (as such term is defined in Section 3.16), or otherwise to the extent required by applicable Law. Since December 31, 2016, except as set forth on Schedule 3.13(b), to the Knowledge of Sellers the Acquired Companies have been in substantial compliance with the terms of each Approval and have not received written notice of any material default under any such Approval. Except as set forth on Schedule 3.13(c), to the Knowledge of Sellers, no suspension or cancellation of any such Approval is threatened and there is no basis to believe that any such Approval will not be renewed upon expiration. To the Knowledge of Sellers, Schedule 3.13(d) sets forth a list of all material Approvals required for the operation of the business of the Acquired Companies as presently conducted.

3.14       Labor Matters.

(a)          Except as set forth on Schedule 3.14(a), the Acquired Companies are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages and hours, fair labor standards, collective bargaining, discrimination, civil rights, immigration, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and similar tax.

(b)          The Acquired Companies have complied in all material respects with the WARN ACT, and have no plans to undertake any action in the future that would trigger the WARN Act.

(c)          There are no strikes, work stoppages, lockouts, boycotts or material labor disputes pending or, to the Knowledge of Sellers, threatened against or affecting the Acquired Companies, and there have been no such events or actions since December 31, 2016.

(d)          Except as set forth on Schedule 3.14(d), as of the date hereof, none of the Sellers has received written notice of any pending or, to the Knowledge of Sellers, threatened (i) proceedings under the National Labor Relations Act or before the National Labor Relations Board, (ii) grievances or arbitrations, or (iii) organizational drives or unit clarification requests, in each case against or affecting any Acquired Company. There are no collective bargaining agreements or similar labor agreements that any Acquired Company is bound by, party to or in the process of negotiating.

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3.15       Employee Benefit Plans.

(a)          Schedule 3.15(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option or other stock-related rights, severance, employment, change-in-control, fringe benefit, savings or thrift benefits, vacation benefits, cafeteria plan benefits, life, health, medical, or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits), employee assistance program, disability or sick leave benefits, worker’s compensation, supplemental unemployment benefits, insurance coverage (including any self-insured arrangements), post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), collective bargaining, bonus, incentive, deferred compensation, profit sharing, and all other employee benefit or compensation plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA and whether written or unwritten (collectively referred to as “Plans” ), under which any employee, former employee, consultant, former consultant, director or former director of any Acquired Company has any present or future right to benefits or which is entered into, sponsored, maintained, contributed to or required to be contributed to, as the case may be, by any Acquired Company or any ERISA Affiliate or under which any Acquired Company or any ERISA Affiliate has any present or future liability (including, without limitation, contingent liability). To the extent any Acquired Company sponsors, maintains, contributes to, is required to contribute to, or has any present or future liability (including, without limitation, contingent liability) with respect to any such Plans, the same shall be collectively referred to as the “Company Plans.”

(b)          With respect to each Acquired Company Plan, Buyer has been furnished access to a current and complete copy (or, to the extent no such copy exists, a description) thereof and all amendments thereto, and, to the extent applicable: (i) any related trust agreement, annuity contract, or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description or other written description or interpretation thereof; (iv) for the three most recent plan years, if applicable, (a) the Form 5500 and attached schedules, (b) audited financial statements, (c) actuarial valuation reports and (d) attorneys’ responses to any auditor’s request for information; (v) any correspondence and other materials submitted to or received from the IRS or Department of Labor in connection with any correction program with respect to the Company Plans; (vi) any correspondence and other materials submitted to or received from any Multiemployer Plan or its trustees with respect to its funding status or potential withdrawal liability; and (vii) all contracts and other service agreements with any third party administrators in connection with the Company Plans.

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(c)          (i) Each Acquired Company Plan has been established, maintained, and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (and each related trust agreement, annuity contract, or other funding instrument) has received a favorable determination letter or may rely on an opinion letter from the IRS as to its qualification, and the Acquired Companies have no Knowledge of any reason why any such opinion letter would reasonably be expected to be revoked or, if permitted under rules adopted by the IRS, not be reissued; (iii) for each Acquired Company Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA, neither the Acquired Companies nor any of their ERISA Affiliates has or will have any liability or obligation under any plan which provides medical, death or other welfare benefits with respect to current or former employees of any Acquired Company beyond their termination of employment (other than coverage mandated by Law) and no condition exists which would prevent any Company from amending or terminating any such welfare plan; (iv) to the Knowledge of Sellers, no event has occurred with respect to any Acquired Company Plan that would subject any Acquired Company to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (v) to the Knowledge of the Acquired Companies, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code, other than any such transaction which is subject to an administrative or statutory exemption) has occurred with respect to any Acquired Company Plan; (vi) to the Knowledge of Sellers, none of the Acquired Companies or any plan fiduciary of any Company Plan subject to ERISA has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA; and (vii) each Acquired Company Plan which is a “group health plan” as defined in Section 607(1) of ERISA has been operated in material compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code, as well as with the provisions of any similar state law, at all times.

(d)          None of the Acquired Companies or any of their ERISA Affiliates have ever (i) maintained, contributed to, or been obligated to contribute to any plan which is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or (ii) contributed to, been obligated to contribute to, or incurred any liability to a Multiemployer Plan as defined in Section 3(37) of ERISA. No liability under Title IV of ERISA has been incurred by any Acquired Company or any ERISA Affiliate that has not been satisfied in full.

(e)          Except as set forth on Schedule 3.15(e), the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee, director or consultant of any Acquired Company to severance pay or accelerate the time of payment or vesting of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Acquired Company Plan. Except as set forth on Schedule 3.15(e) there is no Acquired Company Plan covering any current or former employee, director or consultant of any Acquired Company that, individually or collectively, will give rise to the payment of any amount that would not be deductible by such Company pursuant to Section 280G of the Code.

(f)           All contributions (including all employer contributions and employee salary reduction contributions) required by each Acquired Company Plan or by any applicable Law or agreement to have been made under any Acquired Company Plan to any fund, trust, or account established thereunder or in connection therewith have been made by the due date thereof, or the deadline for making such contribution has not yet passed.

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(g)          Except as set forth on Schedule 3.15(g), none of the Acquired Company Plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA. With respect to any of the Acquired Company Plans which are self-insured welfare benefit plans, no claims have been made pursuant to any such plans that have not been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plans where the liability has in the aggregate with respect to each such individual exceeded $25,000 per year.

(h)          Each of the Plans is in full force and effect, enforceable by the Acquired Companies in accordance with its terms. There is no Litigation pending or, to the Knowledge of Sellers, threatened alleging any breach of the terms of any Company Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any Acquired Company Plan, nor to the Knowledge of the Sellers, any pending or threatened arbitration, proceeding or investigation. To the Knowledge of the Sellers, no Acquired Company or any ERISA Affiliate or any of their respective directors, officers, employees or other fiduciaries (as such term is defined in Section 3(21) of ERISA) has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Acquired Company Plan.

(i)           Schedule 3.15(i)(1) lists all of the full-time year-round employees of each Acquired Company as of the date hereof, together with their respective salaries and date of hire; such list will be updated as of five Business Days prior to the Closing Date and delivered to Buyer prior to the Closing Date. Schedule 3.15(i)(2) also identifies those employees of each Company who are parties to employment agreements, bonus agreements or other written agreements relating to compensation and identifies those agreements.

(j)           Each Acquired Company Plan that is a “nonqualified deferred compensation plan” within the meaning of, and subject to, Section 409A of the Code (a “Nonqualified Deferred Compensation Plan” ) has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the proposed regulations issued thereunder and Internal Revenue Service Notices 2005-1 and 2006-79.

3.16       Real Property.

(a)          Schedule 3.16(a)(1) is a complete and accurate list of all real property owned by each Acquired Company as of the date hereof and which is to be owned by an Acquired Company on the Closing Date (the “Owned Real Property” ). Schedule 3.16(a)(2) is a complete and accurate list of all leases, subleases, licenses, permits and other agreements, documents or instruments and all amendments, modifications and/or supplements thereto (collectively, the “Real Property Leases” ) under which any Acquired Company leases, subleases, licenses, uses or occupies any real property, (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property” and together with the Owned Real Property, (the “Real Property” ). Sellers have delivered to Buyer, prior to the date hereof, copies of the Real Property Leases, all of which are true, complete and correct in all material respects. Except as set forth in Schedule 3.16(a)(3), each Real Property Lease is in full force and effect as to the applicable Acquired Company and, to the Knowledge of Sellers, as to the other parties thereto. Except as set forth in Schedule 3.16(a)(4), neither the applicable Acquired Company nor, to the Knowledge of Sellers, any other party to such Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder. The Real Property is all of the material real property that is necessary for the operation of the business of the Acquired Companies as presently conducted. Except as set forth in Schedule 3.16(a)(5), none of the Acquired Companies have received notice that any party to any Real Property Lease intends, or has threatened, to terminate or revoke all or any rights granted in favor of any Acquired Company thereunder.

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(b)          The Acquired Companies own good and insurable title to the Owned Real Property and good and valid leasehold interests in the Leased Real Property. The foregoing representation (a) shall not be construed in any event to relate to the fee interest in any Leased Real Property and (b) shall be deemed deleted with respect to any matter covered by a title insurance policy obtained by the Acquired Companies or Buyer.

(c)          Except as set forth on Schedule 3.16(c), there are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property or any portion thereof or interest therein, other than rights running in favor of any Acquired Company, and the Owned Real Property is free from agreements creating any obligation on the part of any Person-to sell, lease or grant a third party option to sell or lease.

(d)          Except as set forth in Schedule 3.16(d), the Sellers have not received notice of and there is no pending or, to the Knowledge of Sellers, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, or any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(e)          All chairlifts, gondolas, buildings and other improvements, access roads and ski-runs used in connection with the Resorts and the conduct of the business of each Acquired Company as presently conducted are located either on (i) the Owned Real Property, or (ii) the Leased Real Property pursuant to valid Real Property Leases, including valid easement agreements in favor of the applicable Company, which allow and provide for the existence, operation, and maintenance of the chairlifts, gondolas, buildings, improvements, roads and/or ski-runs, as applicable.

(f)           Schedule 3.16(f)(i) lists all of the Real Property Leases and other Contracts, including any amendments, modifications and/or supplements thereto, pursuant to which any Person has the right to use, occupy and/or possess all or any portion of the Owned Real Property (the “Third Party Real Property Leases”); provided, however, that Schedule 3.16(f)(i) need not include any bookings at hotels or conference facilities within the Resort in the Ordinary Course of Business. Except as set forth on Schedule 3.16(f)(i), (i) there are no material Third Party Real Property Leases, (ii) there are no material security deposits under any Real Property Leases or any portion thereof and (iii) no material tenant or other occupant is currently entitled to any material rent concessions, rent abatements or rent credits and no material rent concessions or rent abatements permitted under any Real Property Leases are currently claimed by any material tenant(s) or occupant(s) as a result of a default by any Acquired Company or otherwise. Copies of all such Third Party Real Property Leases (including any amendments, modifications and/or supplements) which are true, complete and correct in all material respects, have previously been delivered to Buyer prior to the date hereof. Except as set forth in Schedule 3.16(f)(ii), each Third Party Real Property Lease is in full force and effect and no Acquired Company or, to the Knowledge of Sellers, any other party to such Third Party Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder.

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(g)          Except as set forth on Schedule 3.16(g), no Acquired Company has received written notice of, and Sellers have no Knowledge of, (i) any violations of any covenants or restrictions affecting any Real Property including any covenants, conditions or restrictions of or issued by any applicable condominium or home owners association, or (ii) any violations of any zoning codes or ordinances or other Laws of any Governmental Agency applicable to such Real Property, in any case which would reasonably be expected to result in a Material Adverse Effect on the Acquired Companies, taken as a whole.

3.17       Tax Matters.

(a)          All material Tax Returns required to be filed by or with respect to any Acquired Company on or before the date hereof have been properly prepared and timely filed. All such Tax Returns were correct and complete in all material respects. All material Tax Returns required to be filed by or with respect to any Acquired Companies after the date hereof and on or before the Closing Date shall be properly prepared and timely filed, in a manner consistent with prior years and applicable laws and regulations except where any inconsistency is required by applicable laws and regulations. All material Taxes due and payable by the Acquired Companies (whether or not shown on a Tax return) have been paid. All material Taxes that the Acquired Companies are or were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been accrued or paid to the proper Tax authority, and have been properly reported as required under applicable information reporting requirements.

(b)          The Acquired Companies have not waived any statute of limitations with respect to any Taxes or has not agreed to any extension of time with respect to a material assessment or Tax deficiency.

(c)          With respect to all material federal, state and local Tax Returns of each Acquired Company, (i) no audit is in progress and no extension of time, other than automatic extensions of time, is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; and (ii) there is no unassessed deficiency as to which any Acquired Company has received written notice or as to which the Sellers have Knowledge based upon personal contact with any agent of a taxing authority against any Acquired Company.

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(d)          Except as set forth on Schedule 3.17(d), the Acquired Companies have not agreed to and, to the Knowledge of Sellers, the Acquired Companies are not required to make any adjustments pursuant to Section 481(a) of the Code by reason of a change in accounting method or otherwise for any Tax period for which the applicable federal statute of limitations has not yet expired.

(e)          To the Knowledge of Sellers, there are no material Liens for Taxes upon the assets or properties of the Acquired Companies, except for statutory Liens for current Taxes not yet due and except for Taxes, if any, as are being contested in good faith.

(f)           The Acquired Companies are not a party to any agreement providing for the allocation or sharing of Taxes.

(g)          There are no special assessments or charges which have been levied, and with respect to which the Acquired Companies have received written notice, against the Real Property that are not reflected on the tax bills issued with respect thereto.

(h)          The Acquired Companies (i) have not entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) that must be disclosed pursuant to Section 6011 of the Code and the Regulations promulgated thereunder, (ii) are not a party to any closing agreement as defined in Section 7121 of the Code or any similar provision of state, local, or foreign Law or (iii) have not requested any private ruling from any Tax authority.

3.18       Contracts and Commitments. Except as set forth in Schedule 3.18, the Acquired Companies are not a party to:

(a)          any partnership agreements or joint venture agreements which require a payment, or delivery of assets or services beyond the 2018/2019 ski season and which are not terminable by the applicable Company on 30 days or less written notice without penalty to the applicable Acquired Company, or which contain exclusivity arrangements which will be binding upon the Affiliates of the applicable Acquired Company following the Closing;

(b)          any agreement pursuant to which the applicable Acquired Company would be required to pay severance to any director, officer, employee or consultant;

(c)          any material agreement with another person or entity limiting or restricting the ability of the applicable Acquired Company to enter into or engage in any market or line of business;

(d)          any material brokerage agreements;

(e)          any agreements for the sale of any of the assets of the applicable Acquired Company other than in the Ordinary Course of Business or for the grant to any person or entity of any preferential rights to purchase any of its assets;

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(f)           any agreement relating to the acquisition by the applicable Company of any operating business or the assets or capital stock of any other corporation, entity or business entered into during the last twelve (12) months;

(g)          any material agreements relating to the incurrence, assumption, surety or guarantee of any indebtedness;

(h)          any material agreements, other than agreements granting rights to use readily available commercial Software and having an acquisition price of less than $50,000 in the aggregate for all such agreements and agreements allowing the use of the Acquired Company trademarks, trade names or other marks or names in connection with promotional activities (i) granting or obtaining any right to use any Intellectual Property or (ii) restricting the rights of the applicable Acquired Company, or permitting other Persons, to use or register any Intellectual Property of the applicable Acquired Company;

(i)           any material agreements under which the applicable Acquired Company has made advances or loans to any entity or individual not including advances made to an employee of the applicable Acquired Company in the Ordinary Course of Business consistent with past practice;

(j)           any agreement pursuant to which both an Acquired Company and any Affiliate (except for another Acquired Company) are jointly and severally liable for breach of such agreement by such Affiliate; or

(k)          except for agreements described in Schedule 3.18(k), any other agreement, including group of related agreements, the performance of which presently requires aggregate payments be made to or from the Acquired Companies in excess of $100,000 per year.

Each of the contracts to which any Acquired Company is a party and which is required to be set forth on Schedule 3.18 (the “Material Contracts”), a true and complete copy of each of which has been delivered or made available to Buyer prior to the date hereof, is in full force and effect and is the legal, valid and binding obligation of the applicable Acquired Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. With respect to each Material Contract, neither the applicable Acquired Company nor, to the Knowledge of Sellers, any other party, is in material breach of violation of, or default under, any such Material Contract and no event has occurred, is pending or, to the Knowledge of Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the applicable Acquired Company or, to the Knowledge of Sellers, any other party under such Material Contract.

3.19       Environmental Matters.

(a)          To the Knowledge of Sellers, and except as set forth on Schedule 3.19(a), each Acquired Company is in compliance in all material respects with all applicable Environmental Laws, which material compliance includes, but is not limited to, the possession by each Acquired Company of all material approvals, permits and other governmental authorizations required under applicable Environmental Laws for the operation of the business of the Acquired Companies as currently conducted, for which the applicable Acquired Companies are compliance with the terms and conditions thereof, except in each case where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Acquired Companies, taken as a whole.

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(b)          Except as set forth on Schedule 3.19(b), there is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against any Acquired Company.

3.20       Intellectual Property.

(a)          Schedule 3.20(a) sets forth a true, correct, and complete list of all U.S. and foreign: (i) issued patents and patent applications, (ii) trademark registrations and applications, (iii) copyright registrations and applications, and (iv) Software, in each case which is owned by any Acquired Company. The applicable Acquired Company, as set forth on Schedule 3.20(a), is the sole and exclusive beneficial and record owner of each of the Intellectual Property items set forth on Schedule 3.20(a) and, to the Knowledge of Sellers, all such Intellectual Property is subsisting, valid and enforceable.

(b)          Except as set forth on Schedule 3.20(b):

(i)          each of the Acquired Companies owns, or has valid right to use, free and clear of all Liens, except for Permitted Exceptions, all Intellectual Property used or held for use in, or necessary to conduct, such Acquired Company’s business; provided, however, that this Section 3.20(b)(i) shall not constitute a non-infringement representation;

(ii)         to the Knowledge of Sellers, the conduct of each Acquired Company’s business (including the products and services of such Acquired Company) as currently conducted does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property rights and there has been no such claim asserted or threatened in the past three years against such Acquired Company or, to the Knowledge of Sellers, any other Person;

(iii)        to the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or licensed to the Acquired Companies and no such claims have been asserted or threatened against any Person by the Acquired Companies or, to the Knowledge of Sellers, any other Person, in the past three years;

(iv)        the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Acquired Companies’ right to own, use or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the business of the Acquired Companies as currently conducted; and

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(v)         no claims have been asserted or, to the Knowledge of Sellers, threatened against such Acquired Company alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law, policy or procedure related to privacy, data protection or the collection and use of personal information collected, used or held for use by such Acquired Company in the conduct of the Acquired Company’s business. The Acquired Companies take reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse.

3.21       Related Persons. Except as set forth on Schedule 3.21(a), immediately after the Closing, none of the assets, including Intellectual Property, used in the business of the Acquired Companies is or will be owned, or leased from a third party, by Sellers or any of their Affiliates. Schedule 3.21(b) sets forth a true and complete list of all material Contracts to which Acquired Companies, on the one hand, and any of the Sellers, on the other hand, are a party.

3.22       Absence of Certain Changes. Except as set forth in Schedule 3.22(a), since the Base Balance Sheet Date, the Acquired Companies have conducted their respective businesses in the Ordinary Course of Business, and since the Base Balance Sheet Date no any event, occurrence, development or state of circumstances or facts has had or reasonably would be expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole except that the Acquired Companies are entitled to make payments to certain executives in conjunction with the Closing and be entitled to such expense deductions. In addition, the Acquired Companies can distribute all the cash to the stockholders of the Company.

3.23       Water Rights. Except as set forth in Schedule 3.23, each Acquired Company has all water rights, riparian rights, appropriative rights, water allocations, water stock, water supply contracts, water disbursal rights, water discharge rights and water collection rights necessary for the collection, use, distribution, discharge, and disbursal of water and for the continued snowmaking, irrigation, domestic and commercial uses of its Resort facilities and operation of its Resorts in accordance with its operation as of the date of this Agreement other than as would not be reasonably be expected to result in a Material Adverse Effect on the Acquired Companies, taken as a whole.

3.24       Necessary Operating Assets. The Acquired Companies own or have the right to use all of the assets necessary and sufficient to operate the ski resorts known as Roundtop Mountain Resort, Liberty Mountain Resort and Whitetail Resort, the golf courses located at the Liberty Mountain Resort property and the Whitetail Resort property and the Conference Center located at the Liberty Mountain Resort property

3.25       Certain Investment Representations.

(a)          Each Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act. Each such Seller will execute and deliver to the Buyer such documents as the Buyer may reasonably request in order to confirm the accuracy of the foregoing.

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(b)          Each Seller is acquiring the Buyer’s Common Stock for investment for the Seller’s own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof except as permitted by Law, including Securities Laws. Each Seller does not have any present intent to resell or distribute all or any part of the Buyer’s Common Stock.

(c)          Each Seller acknowledges and agrees that neither the Buyer, nor any of its stockholders, officers, directors, employees, agents or Affiliates: (i) have provided Seller with an offering memorandum or prospectus (each as defined under applicable Securities Laws) or any similar document in connection with the issue of the Buyer’s Common Stock; (ii) have made any representations or warranties of any kind, express or implied, to Seller or its agents in connection with the offer, purchase and/or sale of the Buyer’s Common Stock, except for the express written representations and warranties made by Buyer in Article 4 of this Agreement; or (iii) at any time had or will have any duty to Seller or its agents to disclose any information relating to the Buyer, its business or financial condition or relating to any other matters in connection with the offer, purchase and/or sale of the Buyer’s Common Stock.

(d)          Each Seller acknowledges and agrees that the Common Stock is characterized as “restricted securities” under the Securities Laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. In this respect, each Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and otherwise by the Securities Act.

(e)          Each Seller has been given the opportunity to obtain any information or documents, and to ask questions and receive answers about such documents, the Buyer and its Affiliates and the business and prospects of the Buyer and its Affiliates (including the transactions to be consummated pursuant to the terms of this Agreement), as the Seller deems necessary to evaluate the merits and risks related to its investment in the Buyer’s Common Stock and no representations concerning such matters or any other matters related to such investment have been made to the Seller except as set forth in this Agreement. Each Seller has consulted its own attorney, accountant or investment advisor with respect to the investment contemplated hereby and its suitability for the Seller, including the tax and other economic considerations related to the investment. The decision to execute this Agreement and to acquire the Buyer’s Common Stock have not been based on any verbal or written representations as to fact or otherwise made by or on behalf of the Buyer, other than such written representations as are expressly contained in this Agreement.

(f)          Each Seller (i) understands and acknowledges that the Seller’s investment in the shares of Buyer’s Common Stock involves a high degree of risk; (ii) has knowledge and experience in financial and business matters such that the Seller is capable of evaluating the merits and risks of the acquisition of the Buyer’s Common Stock as contemplated by this Agreement; (iii) understands and has taken cognizance of all risk factors related to the acquisition of the Buyer’s Common Stock; and (iv) is able to bear the economic risk of the investment in the Buyer’s Common Stock for an indefinite period of time and can afford to suffer a complete loss of the investment in the Buyer’s Common Stock.

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(g)          Each Seller has been informed that the offer of the Buyer’s Common Stock is being made pursuant to an exemption from the registration requirements of the Securities Act relating to transactions by an issuer not involving a public offering, and that, consequently, the materials relating to the offer have not been subject to review and comment by the staff of the SEC or any other Governmental Agency.

(h)          Each Seller acknowledges that it is not subscribing for the Buyer’s Common Stock as a result of, or subsequent to, any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a Person not previously known to the Seller in connection with investments in securities generally.

3.26       Restrictive Legend. Each Seller acknowledges that the Buyer’s Common Stock to be issued may not be sold, assigned, transferred, encumbered or disposed of unless they are registered under the Securities Act or unless an exemption from such registration is available and shall be subject to applicable stop transfer instructions provided by the Buyer to its transfer agent. Accordingly, the following restrictive legend will be placed on any instrument, certificate or other document evidencing the Common Stock:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION OR RESALE. THEY MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

Article 4.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1         Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite power and authority to own, operate and lease its properties and to carry on its business as presently owned or conducted.

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4.2         Power and Authority. Buyer has the requisite corporate authority and power to execute and deliver this Agreement and the Related Documents to which it is a party and to perform the transactions contemplated hereby. All corporate and stockholder action on the part of Buyer necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents and the performance by Buyer of the transactions contemplated hereby and thereby has been duly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

4.3         No Conflicts. Neither the execution or delivery by Buyer of this Agreement and the Related Documents to which it is a party nor the performance by Buyer of the transactions contemplated hereby and thereby, shall:

(a)          conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Buyer;

(b)          violate any existing applicable Law by which Buyer or any of its properties is bound, which violation would reasonably be expected to have a material adverse effect on the ability of Buyer to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein;

(c)          require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration with, any Person other than any such consent, approval, authorization, order, action, notice, declaration, filing or registration the absence of which would not reasonably be expected to have a material adverse effect on the ability of Buyer to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein; or

(d)          conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract other than such of the foregoing matters which would not reasonably be expected to have a material adverse effect on the ability of Buyer to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein.

4.4         Purchase for Investment. Buyer is purchasing the Stock for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof.

4.5         Litigation. There is no Litigation pending or, to the Knowledge of Buyer, threatened against Buyer or any of its properties or assets which seeks to restrain, enjoin or prevent the consummation of this Agreement or any of the transactions contemplated hereby.

4.6         Brokers. Except as set forth on Schedule 4.6, no broker, finder, agent, investment banker, financial advisor or similar Person has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby (a “Buyer Broker” ), and no broker, finder, agent, investment banker, financial advisor or similar Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission in connection therewith.

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4.7         No Divestitures. To the knowledge of Buyer, none of the businesses or operations of Buyer or any of its Subsidiaries or use or ownership of assets or interests in connection with such businesses or operations would reasonably be expected, in connection with and in anticipation of the consummation of the transactions contemplated hereby, to result in Buyer being required to divest itself or hold or operate separately any of its assets or result in any other materially burdensome condition to Buyer or any Company.

4.8         Financing Plan. Schedule 4.8 sets forth the Buyer’s financing plan with respect to the Transactions (the “Financing Plan”). The Buyer knows of no facts or circumstances that would be reasonably likely to result in the inability of the Buyer to successfully execute the Financing Plan. The Buyer acknowledges and affirms that it is not a condition to Closing or any of their other obligations under this Agreement that the Buyer obtain financing (or obtain financing on terms acceptable to the Buyer) for or relating to any of the Transactions.

4.9         Capitalization.

(a)          The authorized capital of Buyer consists exclusively of 40,000 shares of Series A Preferred Stock, $0.01 per share, $1,000 liquidation preference per share (“Buyer Preferred Stock”); and 40,000,000 shares of Common Stock, $0.01 par value per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Buyer are issued, or outstanding, other than: 20,000 shares of Buyer Preferred Stock and 13,982,400 shares of Buyer Common Stock. The Company has reserved for issuance 3,179,650 shares of Common Stock for issuance upon the conversion of the Buyer Preferred Stock (calculated as of the date of this Agreement in accordance with the Certificate of Designation of Series A Cumulative Convertible Preferred Stock); 2,719,018 shares of Common Stock for issuance upon exercise of certain warrants (as set forth in Schedule 4.9(a)), and 559,296 shares of Common Stock for issuance under the Peak Resorts, Inc. 2014 Equity Incentive Plan. All of the issued and outstanding shares of Buyer Preferred Stock and Buyer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. No bonds, debentures, notes or other indebtedness, other than Buyer Preferred Stock, that have the right to vote on any matters on which shareholders of Buyer may vote are issued or outstanding. Except as set forth in Schedule 4.9, as of the date of this Agreement, no trust preferred or subordinated debt securities of Buyer are issued or outstanding. Except as set forth in Schedule 4.9, and other than pursuant to a Buyer Stock Plan, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of Buyer’s capital stock.

(b)          Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Buyer’s Subsidiaries set forth in Schedule 4.9(b) (each a “Buyer Subsidiary”), free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid and nonassessable. No Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

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(c)          Except as set forth in Schedule 4.9(c), there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Buyer or any of the Buyer Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Buyer Common Stock or other equity interests of Buyer.

(d)          Schedule 4.9(d) sets forth a true, correct and complete list of all Buyer plans pursuant to which Buyer equity interests may be issued (each an “Buyer Stock Plan“) and all awards issued under the Buyer Option Plans (“Buyer Awards“) and outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Buyer Award, (iii) the grant date of each such Buyer Award and (iv) the Buyer Stock Plan under which such Buyer Award was granted. Other than the Buyer Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Buyer or any of its Subsidiaries) are outstanding.

(e)          All of the Buyer Shares to be issued in the Transactions have been duly authorized and, upon consummation of the Transactions, will be validly issued, fully paid, non-assessable and free of preemptive rights.

4.10       Reports.

(a)          Buyer and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with (i) any Regulatory Agency, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Buyer. Except for examinations of Buyer and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

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(b)          An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2018, (the “Buyer SEC Reports”) is publicly available. No such Buyer SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Buyer SEC Reports.

4.11       Financial Statements.

(a)          The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP. The books and records of Buyer and its Subsidiaries have been, since May 1, 2018, the beginning of the current fiscal year, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Buyer’s Auditors have not resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(b)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual Report on Form 10-K for the fiscal year ended April 30, 2018 (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business consistent with past practice since April 30, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the SOX Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s Auditors and the audit committee of Buyer’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect Buyer’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Buyer, any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. To the knowledge of Buyer, as of the date of this Agreement, there is no reason to believe that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the SOX Act, without qualification, when next due.

4.12       Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.12, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by Buyer to Sellers, dated as of March 31, 2018, prior to the date of this Agreement (the “Buyer Balance Sheet”), as of the date of the Buyer Balance Sheet, Buyer had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Buyer Balance Sheet under GAAP. Except as disclosed in Schedule 4.12, Buyer and the Buyer Subsidiaries have not incurred, since the date of the Buyer Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the Buyer Balance Sheet, all of which have been incurred in the Ordinary Course of Business.

4.13       Absence of Changes. Since the date of the Buyer Balance Sheet, Buyer and the Buyer Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 4.13, neither Buyer nor the Buyer Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, other than changes in the Ordinary Course of Business, which, in the aggregate, had a Material Adverse Effect as to Buyer and the Buyer Subsidiaries on a consolidated basis.

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Article 5.

PRE-CLOSING COVENANTS

5.1         Regulatory Filings, Etc. As soon as practicable after the date hereof, the Parties shall make all filings with the appropriate Governmental Agencies of the information and documents required or contemplated with respect to the transactions contemplated by this Agreement. The Parties shall keep the other Party apprised of the status of any communications with, and inquiries or requests for information from, such Governmental Agencies, in each case, relating to the transactions contemplated hereby. The Parties shall each use their respective commercially reasonable efforts to comply as expeditiously as possible in good faith with all lawful requests of the Governmental Agencies for additional information and documents pursuant to such Laws.

5.2         Injunctions. If any court having jurisdiction over any of the Parties issues or otherwise promulgates any restraining order, injunction, decree or similar order which prohibits the consummation of any of the transactions contemplated hereby or by any Related Document, the Parties shall use their respective commercially reasonable best efforts in good faith to have such restraining order, injunction, decree or similar order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying Litigation diligently and in good faith. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.2 shall limit the respective rights of the Parties to terminate this Agreement in accordance with the terms of Section 12.1 or shall limit or otherwise affect the respective conditions to the obligations of the parties set forth in Article 7 and 8 hereof.

5.3         Access to Information. Commencing on the date of this Agreement and continuing to and including November 8, 2018 (the “Due Diligence Period”), Sellers shall, and shall cause the Acquired Companies, to the extent reasonably required and upon reasonable request by Buyer, provide Buyer, Buyer’s lenders and their respective employees, counsel, accountants and other representatives and advisors (collectively, the “Representatives”) full access, during normal business hours on reasonable notice and at such other times as Buyer reasonably requests and under reasonable circumstances, to any and all premises, properties, Contracts, commitments, books and records and other information exclusively of or relating exclusively to the Stock or the Acquired Companies (the “Company Subject Matter”); provided, however, that Sellers shall use their respective commercially reasonable efforts to provide to Buyer and its lenders any such information that does not relate exclusively to the Company Subject Matter to the extent such information can be segregated without undue effort from information relating to Sellers and that is not otherwise confidential or of a competitive nature; provided, further, that such access may be limited to the location at which the relevant information is normally maintained, shall not unreasonably interfere with the operations of the Acquired Companies or their Affiliates, and shall be limited to the extent reasonably determined to be required by the applicable law.

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5.4         Expiration of Due Diligence Period. On or before November 8, 2018 (“Due Diligence Expiration Date”), Buyer shall deliver to Sellers written notice (“Buyer’s Notice”) specifying either (i) Buyer has approved the Due Diligence Conditions during the Due Diligence Period and elects to proceed to Closing; or (ii) Buyer disapproved of one or both of the Due Diligence Conditions during the Due Diligence Period and elects not to proceed to Closing. Should Buyer fail to deliver Buyer’s Notice on or before the Due Diligence Expiration Date, Buyer shall be deemed to have approved of the Due Diligence Conditions during the Due Diligence Period and elected to proceed to Closing pursuant to subpart (i) immediately above. For the purposes of this Section 5.4, the “Due Diligence Conditions” shall be (i) the satisfaction of the condition in Section 7.9 (Title Commitments) and (ii) receipt of environmental site assessments with respect to the real property in which the Resorts are located to the reasonable satisfaction of Buyer and its lenders.

5.5         No Extraordinary Actions by the Sellers. In each case except as disclosed on Schedule 5.5, or consented to or approved in writing by Buyer, or contemplated by this Agreement or the Related Documents from the date hereof until the Closing, Sellers shall:

(a)          cause the Acquired Companies to conduct their respective businesses in the Ordinary Course of Business and in accordance, in all material respects, with their respective past policies and procedures and specifically shall not:

(b)          amend or otherwise change the Certificates of Incorporation or bylaws or other organizational documents of the Acquired Companies;

(c)          not permit the Acquired Companies to admit, or undertake to admit, any new stockholders, or issue or sell any stock or other securities of the Acquired Companies or any options, warrants or rights to acquire any such stock or other securities or repurchase or redeem any stock or other securities of any Acquired Company;

(d)          not split, combine or reclassify any shares of the Acquired Companies’ capital stock;

(e)          cause the Acquired Companies not to take any action with respect to, or make any material change in, its accounting or Tax policies or procedures, except as may be required by changes in generally accepted accounting principles upon the advice of its independent accountants;

(f)           cause the Acquired Companies not to make or revoke any material Tax election or settle or compromise any material Tax liability, or amend any material Tax Return, provided that the Acquired Companies shall be permitted to make an election to close their books as of the date of closing pursuant to Section 1377(a)(2) of the Code;

(g)         comply with and not take any action or fail to take any action which would constitute a material breach or default under any of: (i) the Certificates of Incorporation or bylaws or other organizational documents of the Acquired Companies, (ii) any Real Property Lease, (iii) any other material Lease, or (iv) any other Material Contract and/or any material judgment, order or other writing with the force of Law;

(h)          not dispose of, pledge, hypothecate, encumber, transfer or assign any of the Stock or the equity securities of the Acquired Companies, or any material assets of the Acquired Companies except for the Excluded Assets or in the Ordinary Course of Business;

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(i)           cause the Acquired Companies not to acquire, lease or license any assets or property, other than in the Ordinary Course of Business, or merge or consolidate with any entity;

(j)           maintain in full force and effect the casualty insurance policies currently in effect with respect to the Real Property and all other Insurance Policies, and shall deliver to Buyer, upon request, reasonable evidence of same in the form of certificates of such insurance;

(k)          not terminate, amend or modify any Real Property Lease, material Lease, or any other Material Contract, or enter into any new or additional Material Contracts of any type, nature or description, except in the Ordinary Course of Business;

(l)           not undertake any material capital improvement projects or make any material additions, improvements or renovations to existing facilities and/or equipment;

(m)         not institute or settle, except for settlements which do not exceed $25,000 in the aggregate or are claims which are fully covered by insurance, except for applicable self-insured retentions under existing insurance policies, any Litigation;

(n)          not create, incur or assume any short-term Indebtedness, including obligations in respect of capital leases, on behalf of the Acquired Companies, other than in the Ordinary Course of Business, or create, incur or assume any long-term Indebtedness, and not assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person;

(o)          not enter into, adopt or amend in any respect any Company Plan or, except for annual adjustments in the Ordinary Course of Business consistent with past practice, increase in any material respect the compensation or benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay or promise to pay any bonus or benefit to its directors, officers or employees, except as required by the Company Plans in accordance with their terms immediately prior to the execution of this Agreement, or hire any new officers, or, except in the Ordinary Course of Business;

(p)          except as required by applicable Law, not increase the compensation or benefits payable under any existing employment, severance or termination policies or agreements, or enter into any employment, deferred compensation, severance or other similar agreement, or amend any such existing agreement, with any director, officer or employee of any Acquired Company, except for anniversary date or annual adjustments for at-will employees;

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(q)          not enter into any collective bargaining agreement or similar labor agreement, or renew, extend or renegotiate any existing collective bargaining agreement or similar labor agreement;

(r)          pay all Transaction Payments in full; and

(s)          not agree to do anything prohibited by this Section 5.5.

5.6         Commercially Reasonable Efforts; Further Assurances.

(a)          Upon the terms and subject to the conditions hereof, Sellers and Buyer each agree to use their respective commercially reasonable efforts in good faith to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article 7 and 8 are satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Related Documents insofar as such matters are within their respective control.

(b)          Except as otherwise expressly provided for in this Agreement, the Parties shall provide such information and cooperate fully with each other in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations, releases and waivers as may be required under this Agreement and the Related Documents as conditions to the Parties’ Closing obligations.

(c)          Except as otherwise expressly provided for in this Agreement, the Parties shall promptly take all actions necessary to make each filing, including any supplemental filing, which any of them may be required to make with any Governmental Agency as a condition to or consequence of the consummation of the transactions contemplated by this Agreement or any Related Document.

(d)          On or prior to the Closing, the Parties shall execute and deliver to each other the Related Documents to which they are a party.

(e)          Sellers shall, to the extent permitted by applicable Law, use their commercially reasonable efforts to assist and cooperate with Buyer in making such arrangements as would permit the continued sales of alcoholic beverages by the Acquired Companies at the Resorts following the Closing and pending the issuance of new liquor licenses to the Acquired Companies reflecting the transactions contemplated by this Agreement, including assisting with transfer applications; and (ii) in causing the transfer of other operational permits used in the operations of the Acquired Companies’ businesses.

(f)          Subject to compliance by Sellers with any proprietary rights, confidentiality or applicable laws, regulations or agreements, Sellers shall transfer, or shall cause to be transferred, to each Acquired Company, at or prior to the Closing, all data and all right, title and interest to such data that relates exclusively to such Acquired Company and is maintained in electronic format including, without limitation, marketing data and customer lists (including skiers and lodging guests) for the past three years, and shall not retain any of such data for the use of Sellers or for any other reason; provided, however, that Sellers shall use their respective commercially reasonable efforts to transfer to each Acquired Company any such data that does not relate exclusively to such Acquired Company to the extent such data can be segregated from information relating to the Acquired Companies that is not otherwise subject to a proprietary rights, confidentiality or similar agreement.

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(g)          To the extent the Acquired Companies shall not be able to continue to use any of the licenses set forth on Schedule 9.6(g) after the Closing, Sellers agree to use their commercially reasonable efforts to assist the Acquired Companies in replacing such licenses and/or to provide the Acquired Companies with the benefits of such licenses including allowing such Acquired Company to act as sub-licensee to the extent the underlying license permits.

5.7         Confidentiality; Publicity. Each Party shall keep confidential all nonpublic information concerning the other Parties furnished to it by such other Persons per the terms of that certain Mutual Nondisclosure/Confidentiality Agreement dated April 27, 2018 between the Buyer and Snow Time, Inc. (the “NDA”) as if originally a party thereto, except that Sellers shall maintain such information with respect to the Company as confidential only to the extent such information is specific to the Company following the Closing Date. Any release to the public of information with respect to the matters contemplated by this Agreement, including any termination of this Agreement, shall be made only in the form and manner approved jointly by Sellers and Buyer, provided that if a Party is required by law to make any disclosure concerning such matters, such Party shall discuss in good faith with the other Party the form and content of such disclosure prior to its release, but such release shall not require the prior approval of the other parties.

5.8         No Solicitation. From the date hereof until the earlier of the Closing Date or November 8, 2018, Sellers shall not and shall cause their Representatives not to, directly or indirectly: (a) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party other than Buyer concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Acquired Companies; (b) furnish, or make available, any non-public information concerning the business, properties or assets of the Acquired Companies or any division of the Acquired Companies to any Person other than Buyer or in the Ordinary Course of Business; or (c) engage in discussions or negotiations with any Person concerning any such transaction. Sellers shall immediately notify any Person with which discussions or negotiations of the nature described above were pending that the Sellers are terminating such discussions or negotiations. If Sellers receive any inquiry, proposal or offer of the nature described above, Sellers shall, within two Business Days after such receipt, notify Buyer of such inquiry, proposal or offer, including the general terms of such inquiry, proposal or offer.

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Article 6.

CLOSING

6.1         Closing. Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing (the “Closing”) shall occur on or about November8, 2018 or such later date as the Parties may mutually agree, with the exact date being the third Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Article 7 and 8 (the “Closing Date”). The Closing shall occur electronically or through the mail or at a time and place that is mutually acceptable to the Parties. In the event that the Closing Date occurs on or after October 1, 2018, the parties agree that, for all purposes other than Sections 2.4(a), the Closing shall have deemed to have occurred as of October 1, 2018.

Specifically, for the purposes of the Estimated Closing Statement under Section 2.3, the calculation of the Estimated Prepaid Adjustment, the Estimated Working Capital, the Estimated Indebtedness and the Estimated Closing Cash on Hand shall be done as of September 30, 2018 (the “Cut-off Date”). For the purposes of calculating the Closing Stock Price, the Closing shall be deemed to have occurred on the Closing Date and not the Cut-off Date. In the event that the Closing Date occurs after the record date for the next dividend on the Buyer Common Stock, the Purchase Price shall be increased by the amount that Sellers would have received from such dividend had the Closing Date occurred prior to such record date; it is the intention of this provision that Sellers receive the benefit of the dividend as if Sellers owned the Buyer Common Stock to be received under this Agreement as of such record date.

Further, the Parties agree to settle up the net operating cash activity (excluding Transaction Expenses for the avoidance of doubt, such exclusion shall include Transaction Payments) from October 1, 2018 until the Closing Date between the Parties. Sellers will continue to operate the Acquired Companies with complete operational authority until the Closing Date, subject to the terms and conditions of this Agreement. Sellers shall receive all operating cash receipts and being responsible for all operating cash outlays up to Cut-off Date and Buyer shall receive operating cash receipts and being responsible for all operating cash outlays after that date. Sellers agree to operate the Acquired Companies in the Ordinary Course of Business under its existing management plan, with the Ordinary Course of Business to include paying all invoices, payrolls, taxes, benefits, etc. within term and pursuing cash receipts from all revenue sources, including season passes, Advantage Cards, Night Club Cards, seasonal lockers, seasonal lesson programs, hotel, paintball, golf, catered events, etc.

Sellers will prepare a financial report as of Cut-off Date documenting the financial condition of the Acquired Companies at that date. Sellers will also prepare a financial report documenting the net operating cash activity (excluding all Transaction Expenses for the avoidance of doubt, such exclusion shall include Transaction Payments) by taking operating cash receipts less operating cash outlays from October 1, 2018 through the Closing Date (the “Interim Period”). Such calculation will be completed within 10 business days of the Closing and shall be made available to Buyer as soon as it has been prepared. Buyer shall have access to the books and records of Sellers so as to be able to satisfy Buyer as to the accuracy of such financial report. In the event that the Parties are unable to agree as to the net operating cash activity for the Interim Period, any differences shall be resolved using the procedures set forth in Section 2.5. If operating cash receipts exceed the operating cash outlays during the Interim Period, the difference will be paid by Sellers to Buyer within 10 days following the calculation of the net cash operating activity. If operating cash outlays exceed operating cash receipts during the Interim Period, the difference will be payable by Buyer to Sellers within 10 days following the calculation of the net operating cash activity.

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Article 7.

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the Closing shall be subject to the satisfaction or Buyer’s waiver, at or prior to the Closing, of the following conditions:

7.1         Representations and Warranties; Compliance with Covenants. The representations and warranties of Sellers contained in Article 3 herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) both as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time, and except where the failure to be so true and correct individually or in the aggregate with all other such failures, does not have and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole. The Sellers shall have performed and complied in all material respects with all covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date. Sellers shall have delivered to Buyer a certificate, dated the date of the Closing and signed by Sellers, to the foregoing effect.

7.2         No Material Adverse Effect. Since the date hereof, there shall have occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies, taken as a whole.

7.3         No Injunction. No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement, and no Litigation shall be pending that would reasonably be expected to result in such a Judgment.

7.4         Release of Liens. On or prior to Closing, the Sellers shall have caused the release of all Liens, except for Permitted Exceptions, securing monetary obligations.

7.5         Assignment. Sellers shall have delivered to Buyer stock certificates representing all of the outstanding shares of the Stock and executed stock powers, in form and substance reasonably satisfactory to Buyer, concerning the Stock (the “Assignment”).

7.6         Related Documents. Sellers and the Acquired Companies shall have executed and delivered all Related Documents required to be executed by them at or prior to the Closing.

7.7         FIRPTA. Buyer shall have received a statement from Sellers that they are not a “foreign person” within the meaning of Section 1445 of the Code.

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7.8         Resignations. On the Closing Date, Sellers shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all directors of the Acquired Companies and all officers of the Acquired Companies.

7.9         Title Commitments. Provided that Buyer has taken all customary and necessary actions for the issuance of the title policies, including without limitation satisfying those certain requirements listed in the Title Commitments within the control and reasonably required to be satisfied on the part of Buyer, a title company selected and approved by Buyer that is a member of the Pennsylvania Board of Title Underwriters and is prepared to issue title on the ALTA Owner’s Policy Form (6-17-06) shall have committed and be prepared to deliver contemporaneously with the Closing, at Buyer’s sole expense, an Owner’s Policy of Title Insurance materially in accordance with its Title Commitments. Sellers hereby covenant to satisfy all standard requirements listed in Schedule B of the Title Commitments within the control of and reasonably required to be satisfied on the part of Sellers, including without limitation all actions required to be performed by Sellers pursuant to this Agreement.

7.10       Due Diligence Period. The condition set forth in Section 5.4 shall have been satisfied or waived.

7.11       Releases. Seller shall have delivered releases by the Sellers of the Acquired Companies in the form and substance attached as Exhibit C executed by each Seller.

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Article 8.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

8.1         Representations and Warranties; Compliance with Covenants. The representations and warranties of Buyer contained herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) both as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time, except where the failure to be so true and correct, individually or in the aggregate with all other such failures, does not have and would not reasonably be expected to have a Material Adverse Effect on Buyer. Buyer shall have performed and complied in all material respects with all material covenants and agreements required hereby to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to Sellers, a certificate, dated the date of the Closing and signed by an officer of Buyer, to the foregoing effect.

8.2         No Injunction. No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement and no Litigation shall be pending that would reasonably be expected to result in such a Judgment.

8.3         Related Documents. Buyer shall have executed and delivered all Related Documents required to be executed by it at or prior to the Closing.

8.4         Closing Documents. The Buyer shall have delivered to the Sellers the following:

(i)          Certificates evidencing the Buyer Common Stock to be issued to the Sellers as set forth in Section 2.5 and of wire transfers representing each Seller’s portion of the Estimated Net Closing Payments determined in accordance with Section 2.5 herein (together with wire transfers to the Sellers’ Representative and any other applicable third parties, all in accordance with Section 2.5 herein);

(ii)         A release by the Acquired Companies of each Seller in the form and substance of Exhibit D, executed by the Acquired Companies;

(iii)        A copy of the resolutions duly adopted by the board of directors or similar governing body of Buyer authorizing Buyer’s execution, delivery and performance of each Transaction Document to which Buyer is a party and the consummation of the Transactions, as in effect as of the Closing, certified, on behalf of Buyer by an officer of Buyer (such certification shall include a representation as to the incumbency and signatures of the officers of Buyer executing the Transaction Documents).

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8.5         No Material Adverse Effect. Since the date hereof, there shall have occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Buyer, taken as a whole.

8.6         Lifetime Ski Passes. Buyer shall have provided the individuals listed on Schedule 8.7 with lifetime ski passes for the Resorts.

Article 9.

POST-CLOSING COVENANTS

9.1         Employment Matters. Except to the extent otherwise agreed in writing by the parties, Buyer agrees to, and cause each Acquired Company to, continue to employ the employees of such Company as of the Closing Date (the “Employees”) and that, through the end of the 2018/2019 ski season, the compensation paid and benefits provided to the Employees, in the aggregate, will be at least comparable to the aggregate compensation and benefits (other than senior management level bonuses) under such Acquired Company’s compensation benefit plans immediately prior to the Closing Date.

9.2         Benefit Plans.

(a)          For all purposes of any employee welfare benefit plans in which Employees participate after the Closing Date, Buyer shall credit Employees for prior service with the Acquired Companies and their Affiliates for purposes of participation and vesting under the applicable Plan. Buyer shall allow Employees with vacation earned but unused as of the Closing Date to use such vacation in accordance with Buyer’s policy as in effect on the date hereof with respect to Buyer’s employees generally. Buyer shall waive eligibility waiting periods for Employees in connection with any group health plan in which Employees participate after the Closing Date to the extent permitted under the applicable Plan. For purposes of the preceding sentence, “group health plan” shall have the meaning prescribed in Section 5000(b)(1) of the Code.

(b)

(i)          Effective as of the Closing Date or as soon thereafter as reasonably practicable, Buyer shall cause each Acquired Company to become a participating employer in Buyer’s 401(k) Retirement Plan (the “401(k) Plan”) and shall cause each Employee to be given Credit for his or her prior service as reflected in the records of the Acquired Companies for all purposes under the 401(k) Plan.

(ii)         Following the Closing Date, Buyer shall cause the Acquired Companies to pay the “employer matches” under the Acquired Companies’ 401K Retirement Plan in an amount equal to the employer match included as a current liability for the purposes of calculating Working Capital under Section 2.2(b) (the “Employer Match”) in accordance with, and in a manner consistent with, the Acquired Companies’ historical practices; Sellers shall be entitled to the tax deductions resulting from the Employer Match.

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(c)          No provision in this Article 5 shall be construed to prevent the termination of employment of any Employee or the amendment or termination of any particular Acquired Company Plan to the extent not prohibited by its terms as in effect immediately prior to the date hereof. This Article 5 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Article 5, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever.

9.3         Transition. Without limiting the agreements set forth in this Article 9, for a period of 6 months following the Closing Date Sellers and Buyer shall and shall cause the Acquired Companies to, cooperate in good faith to effect an orderly transition in the operation of the Resorts, provided, that no Party shall be required to expend any funds or enter into any contractual commitments in performing its obligations under this Section 9.3.

9.4         Access to Records After the Closing. Sellers and Buyer recognize that subsequent to the Closing they may have information and documents which relate to the Acquired Companies, the Resorts, their employees, their properties and Taxes that relate to the period prior to Closing and to which the other Party may need access, subsequent to the Closing. Each such Party shall provide the other Party and its Representatives commercially reasonable access, during normal business hours on reasonable notice and at such other times as such other Party reasonably requests and under reasonable circumstances, to all such information and documents, and to furnish copies thereof, which such other Party reasonably requests. Buyer and Sellers agree that prior to the destruction or disposition of any such books or records pertaining to the Acquired Companies at any time within 3 years after the Closing Date or, in any matter involving Taxes, within 7 years after the Closing Date, each such Party shall provide not less than 30 calendar days’ prior written notice to the other Party of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any documents to be destroyed, it may do so by notifying the other Party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents the requesting Party wishes to obtain. The Parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting Party. Notwithstanding any provision of this Agreement or the Related Documents to the contrary, in no event shall the Sellers or the Acquired Companies be required to provide Buyer with access to or copies of Sellers’ or their Affiliates’ Tax Returns to the extent such Tax Returns do not relate to the Acquired Companies, and in no case shall Buyer have any right to review any Tax Returns other than pro forma Tax Returns of the Acquired Companies.

9.5         Commitment Letters.

(a)          The Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to effect the Financing Plan, including, without limitation, maintaining in full force any applicable commitment letters (collectively the “Commitment Letters”) (ii) satisfy on a timely basis all conditions applicable to the Buyer within the Commitment Letters, (iii) enter into definitive agreements with respect to the Commitment Letters and (iv) consummate the transactions contemplated by the Commitment Letters at or prior to the Closing (including by enforcing all rights under the Commitment Letters), subject to the satisfaction of the conditions described in the Commitment Letters.

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(b)          The Buyer shall give the Sellers’ Representative prompt written notice of any breach by any party to the Commitment Letters of which any Buyer becomes aware or any termination of the Commitment Letters. The Buyer shall keep the Sellers’ Representative reasonably informed on a reasonably current basis of the status of its efforts with respect to the Financing Plan.

9.6         Waiver of Conflicts; Attorney-Client Communications.

(a)          Recognizing that Barley Snyder LLP has acted as legal counsel to the Sellers, the Acquired Companies and their respective Affiliates prior to the Closing, and that certain Sellers may continue to engage Barley Snyder LLP to act as legal counsel to such Sellers and their respective Affiliates after the Closing, each of the Buyer and the Acquired Companies consents to, waives, and will not assert, and agrees to cause the Acquired Companies to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with (i) Barley Snyder LLP representing any or all of the Sellers or any officer, employee or director of the Acquired Companies or their respective Affiliates prior to or after the Closing and (ii) the communication by Barley Snyder LLP to such Persons, in any such representation, of any fact known to Barley Snyder LLP, including Attorney-Client Communications, including with respect to clauses (i) and (ii) in connection with any negotiation, arbitration, mediation, litigation or other Action or Proceeding in any way related to a dispute with either of the Buyer or the Acquired Companies or Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(b)          Each of the Buyer and the Acquired Companies, for themselves and their Affiliates, and any other party whom any Seller is obligated to indemnify pursuant to Article 10 (collectively, “Buyer Parties Group”), irrevocably acknowledges and agrees as follows: (i) all communications of any nature at any time (and all records of such communications) between any or all of the Sellers, the Acquired Companies, any officer, director, employee, or agent of the Companies, and their respective Affiliates, any of the Acquired Companies’ brokers, financial advisors, attorneys, accountants and other advisors, and Barley Snyder LLP and its partners and employees, and all of Barley Snyder LLP’s work product with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Action or Proceeding arising under or in connection with, this Agreement or any other Transaction Document, the Transactions or any acquisition proposal, and all matters related to any of the foregoing (individually and collectively “Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by Sellers, and shall be deemed to be confidential and proprietary information solely of the Sellers; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Sellers and their personal representatives, successors and assigns, and not by the Companies or any other member of the Buyer Parties Group, or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the Companies of or relating to Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the Acquired Companies to the Sellers immediately prior to Closing, may be removed by the Sellers from the Acquired Companies’ possession, and the Companies and the other members of the Buyer Parties Group and their Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) Barley Snyder LLP shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to the Acquired Companies or any other member of the Buyer Parties Group by reason of any attorney-client relationship between Barley Snyder LLP and the Acquired Companies, the Buyer Parties or otherwise.

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9.7         No Employee Solicitation. For a period of 12 months following the Closing, without the prior written agreement of Buyer, Sellers shall not, directly or indirectly, solicit for employment any individual that is employed at such time by any of the Acquired Companies. Notwithstanding the foregoing, Sellers shall be permitted to employ any individual who responds to a general solicitation for employment not specifically targeted at any employee of the Acquired Companies, and shall additionally be permitted to employ any non-management employees of the Company between April 1 and October 31.

Article 10.

SURVIVAL AND INDEMNIFICATION

10.1       Survival. The Parties, intending to contractually shorten the applicable statute of limitations, hereby agree that representations and warranties contained in Article 3 and Article 4 and the covenants and agreements of the parties contained herein to be performed on or prior to the Closing shall remain in effect for a period of eighteen (18) months after the Closing Date and shall then terminate and be of no further force or effect; provided, however, that the representations and warranties in Sections 3.1, 3.2, 3.4, 4.1 and 4.2 shall survive the Closing until the expiration of the applicable statute of limitations. The covenants of Sellers and Buyer contained in this Agreement which by their terms require action following the Closing shall survive the Closing.

10.2       Indemnification by Sellers. Upon the Closing, and subject to Sections 10.1 and 10.4, Sellers shall jointly and severally indemnify and hereby hold harmless Buyer and its affiliates, officers, directors, employees and agents (the “Buyer Indemnitees”) against any Indemnifiable Losses incurred or suffered as a result of:

(a)          any breach of any representation or warranty made by Sellers in Sections 3.1, 3.2 and 3.4 of this Agreement;

(b)          any breach of any covenant made by Sellers in this Agreement or in any other document, instrument or agreement entered into in connection herewith; and

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(c)          any breach of the Confidentiality Agreement made herein in favor of Buyer.

10.3       Indemnification by Buyer. Upon the Closing, and subject to Sections 10.1 and 10.4, Buyer shall indemnify, defend and hold harmless Sellers, their Affiliates, the Acquired Companies and each of the respective past, present and future directors, officers, employees, stockholders, agents and representatives (together, the “Seller Indemnitees”) from and against any and all Indemnifiable Losses resulting from, relating to or arising out of any one or more of the following:

(a)          any inaccuracy in any of the representations and warranties made by Buyer in Sections 4.1 and 4.2 of this Agreement;

(b)          any breach by Buyer of any covenant to be performed or complied with by Buyer in this Agreement or any breach by the Acquired Companies of any covenant to be performed or complied with by such Acquired Company after the Closing Date under this Agreement; or

(c)          any breach of the Confidentiality Agreement made herein in favor of Seller.

10.4       Limitations on Indemnification.

(a)          To the extent that a Party shall have any obligation to indemnify and hold harmless any other Person hereunder, such obligation shall not include lost profits or other consequential, special, punitive, incidental or indirect damages (and the injured Party shall not recover for such amounts).

(b)          The amount of any loss, liability, cost or expense for which indemnification is provided under this Article 10 shall be net of any amounts actually recovered by a Buyer Indemnitee or a Seller Indemnitee, as the case may be, under an insurance policy with respect to such loss, liability, cost or expenses.

(c)          Except as provided in Article 11 and except for fraud, from and after the Closing, the indemnification obligations set forth in this Article 10 are the exclusive remedy of the Indemnitees: (a) for any inaccuracy in any of the representations or any breach of any of the warranties or covenants contained herein or; (b) otherwise with respect to this Agreement, the Company and the transactions contemplated by this Agreement and matters arising out of, relating to or resulting from the subject matter of this Agreement, whether based on statute, contract, tort, property or otherwise, and whether or not arising from the relevant Party’s sole, joint or concurrent negligence, strict liability or other fault.

(d)          No claim for indemnification shall be subject to assertion and no Party shall have an obligation to indemnify a Seller Indemnitee or Buyer Indemnitee (an “Indemnity”), as the case may be, for any loss or liability unless and until such Indemnity shall have incurred loss or liability in an aggregate amount in excess of $380,000 (the “Deductible) and then such indemnifying Party shall be liable only for such incurred loss or liability in excess of the Deductible.

(e)          Notwithstanding anything herein to the contrary, the aggregate liability for which indemnification is provided by the Sellers under this Article 10 shall in no event exceed $7,600,000 in the aggregate (the “Seller Cap”).

(f)          Sellers shall not be liable under this Article 10 for any loss, liability, cost or expense based upon or arising out of any breach of any of the representations, warranties or covenants of a Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

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10.5       Procedures Relating to Indemnification.

(a)          Claims Procedure. An Indemnified Person shall give prompt written notice (a “Claim Notice”) to the Indemnifying Person after the Indemnified Person first becomes aware of any event or other facts that has resulted or that might result in any Loss for which the Indemnified Person is entitled to any indemnification under this Agreement, and such notice shall contain (1) a detailed description and, if known, the estimated amount of any Loss incurred or reasonably expected to be incurred by the Indemnified Person together with such supporting documents reasonably available to such Indemnified Person, (2) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Person and (3) a demand for payment of such Loss; provided that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any expense incurred during the period in which the Indemnified Person failed to give such notice). Any dispute regarding the Indemnified Person’s entitlement to indemnification in connection with a Claim Notice shall be resolved by any legally available means consistent with the provisions of Section 10.5(a) herein or as otherwise agreed in writing between the Parties.

(b)          Third Party Claims.

(i)          In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within ten (10) Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any expense incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five Business Days after the Indemnified Person’s receipt thereof, copies of all notices and documents (including court pleadings) received by the Indemnified Person relating to the Third-Party Claim together with such supporting documents reasonably available to such Indemnified Person. Notwithstanding the foregoing, any Third-Party Claims with respect to Taxes shall be addressed in the manner set forth in Article 11 herein.

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(ii)         If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person. If the Third-Party Claim includes allegations for which the Indemnifying Person both would and would not be obligated to indemnify the Indemnified Person, the Indemnifying Person and the Indemnified Person shall in that case jointly assume the defense thereof. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, notwithstanding anything to the contrary, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right, at its own expense, to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third-Party Claim as provided above). For the avoidance of doubt, all legal fees and expenses incurred by the Indemnifying Person shall be credited against and counted for the purpose of computing the remaining amount available under the Seller Cap for purposes of Section 10.4(e) , and, with respect to any Seller as the Indemnifying Person, such legal fees and expenses shall be paid from the Escrow Fund until so exhausted. If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the Parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making officers, directors, employees and agents of the Indemnified Person available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Person. Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Person shall not admit any Liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnified Person shall agree to any admission of Liability, settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Person may recommend and that by its terms obligates the Indemnifying Person to pay the full amount of the Liability in connection with such Third-Party Claim and which releases the Indemnified Person completely in connection with such Third-Party Claim.

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Article 11.

TAX MATTERS

11.1       Tax Indemnification.

(a)          Subject to Section 11.2, from and after the Closing Date, Sellers shall jointly and severally (for purposes of this Article 11 only, the “Tax Indemnifying Party”), shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless Buyer and the Acquired Companies and reimburse Buyer and the Acquired Companies for the following Taxes, to the extent that such Taxes have not been paid as of the Closing Date: (i) all Taxes imposed on the Acquired Companies or Buyer as a result of the operations of the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date; (ii) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date, all Taxes imposed on the Acquired Companies or Buyer as a result of the operations of the Acquired Companies, which Taxes are allocable to the portion of such taxable year or period ending on the Closing Date (an “Interim Period”) (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as “Pre-Closing Periods”); (iii) Taxes of any member of any affiliated group of corporations (as defined in Section 1504 of the Code) with which the Acquired Companies file or have filed a Tax Return on a consolidated, combined, affiliated, unitary or similar basis for a taxable year or period beginning before the Closing Date; (iv) Taxes or other costs of Buyer Indemnitees payable as a result of any inaccuracy in or breach of any representation or warranty made in Section 3.16 of this Agreement or any breach of any covenant contained in this Article 11, without duplication; and (v) any Taxes or other payments required to be made after the Closing Date by the Acquired Companies to any Person under any Tax sharing, indemnity or allocation agreement or other arrangement in effect prior to the Closing, whether or not written, with respect to a Pre-Closing Period.

(b)          For purposes of this Section 11.1(b), in order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the Acquired Companies. The parties shall cooperate in making an election under Section 1377(a)(2) of the Code. In any case where applicable law does not permit the Acquired Companies to treat the Closing Date as the last day of the taxable year or period, then, in each such case, the portion of any Taxes that are allocable to the portion of the Interim Period ending on the Closing Date shall be: (i) in the case of Taxes that are based upon or related to income or receipts, deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; and (ii) in the case of Taxes not described in subparagraph (i) above that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

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(c)          All matters relating in any manner to Tax indemnification obligations and payments shall be governed exclusively by this Article 11.

11.2       Preparation and Filing of Tax Returns and Payment of Taxes.

(a)          Sellers shall prepare and file (i) all income Tax Returns with respect to the Acquired Companies for any Tax period ending on or prior to the Closing Date and (ii) all non-income Tax Returns with respect to the Acquired Companies for any Tax period ending on or prior to the Closing Date, but only to the extent such Tax Returns are required to be filed on or prior to the Closing Date. All such Tax Returns shall be prepared and filed in a manner that is consistent, in all material respects, with the prior practice of the Acquired Companies including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Acquired Companies, except as required by a change in the applicable Law or regulations.

(b)          Buyer shall prepare and timely file or cause the Acquired Companies to prepare and timely file all Tax Returns required to be filed after the Closing Date other than Tax Returns described as the responsibility of Sellers in Section 11.2(a). All such Tax Returns with respect to Pre-Closing Periods shall be prepared and filed in a manner that is consistent, in all material respects, with the prior practice of the Acquired Companies including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Acquired Companies, except as required by a change in the applicable Law or regulations. Buyer shall deliver all such Tax Returns with respect to Pre-Closing Periods to Sellers for Sellers’ review at least 45 days prior to the due date, including extensions, of any such Tax Return. If Sellers dispute any item on such Tax Returns, they shall notify Buyer of such disputed item and the basis of the objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Sellers and Buyer.

(c)          Sellers shall deliver to Buyer for its review any sales use, real property, transfer or other non-income Tax Returns of the Acquired Companies that are to be filed on or prior to the Closing Date at least 15 days prior to the due date, including extensions, of any such Tax Return or within 15 days after the date hereof, whichever is later, provided that any such Tax Return that is due within 15 days after the date hereof shall be delivered to Buyer as soon as reasonably practicable, but in any event prior to the due date of such Tax Return. If Buyer disputes any item on a Tax Return delivered pursuant to the preceding sentence, it shall notify Sellers of such disputed item and the basis of the objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Sellers and Buyer. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer. Notwithstanding the foregoing, nothing in this Section 11.2(c) shall prevent Sellers or the Acquired Companies from timely filing any Tax Returns that are due (including extensions) on or prior to the Closing Date.

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11.3       Tax Cooperation.

(a)          For a period of 7 years from and after the Closing, Sellers and Buyer shall furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information including access to books and records and assistance relating to the Acquired Companies as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding related to any proposed assessment. Any information obtained under this Section 11.3(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. After the expiration of such 7 year period, Buyer or Sellers, as the case may be, may dispose of such information, books and records, provided that prior to such disposition, (i) Sellers shall give Buyer the opportunity, at Buyer’s expense, to take possession of such information, books and records held by Sellers; and (ii) Buyer shall give Sellers the opportunity, at Sellers’ expense, to take possession of such information, books and records held by the Acquired Companies.

(b)          Buyer agrees that with respect to Pre-Closing Periods, it shall not, on or after the Closing Date, without the prior written consent of Sellers, amend any Tax Return, except as required by Law, or waive or extend any statute of limitations with respect to any such Tax Return to the extent such amendment or waiver would increase the Taxes of the Acquired Companies or Sellers for any Pre-Closing Period. With respect to Pre-Closing Periods, Sellers shall not, on or after the date hereof, without the prior written consent of Buyer, amend any Tax Return, except as required by Law, of the Acquired Companies or waive or extend the statute of limitations with respect to any such Tax Return, to the extent such amendment or waiver would increase the Taxes of the Acquired Companies or Buyer in a taxable period (or portion thereof) beginning on or-after the Closing Date.

11.4       Tax Audits.

(a)          After the Closing, Buyer shall notify Sellers in writing of any demand or claim received by Buyer or any Acquired Company from any Tax authority or any other party (a “Tax Notice”) with respect to Taxes for which the Tax Indemnifying Party is liable pursuant to Section 11.1 within 10 days after Buyer’s receipt of such demand or claim; provided, however, failure to give such Tax Notice will not affect the rights of Buyer or the Acquired Companies to indemnification under Section 11.1 unless, or except to the extent that such failure precludes the Tax Indemnifying Parties from contesting such demand or claim. Such Tax Notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

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(b)          Subject to the following sentence, Sellers may elect to control the conduct, through counsel chosen by Sellers and reasonably acceptable to Buyer and at Sellers’ expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 11.1(a), including any contest in respect of an Interim Period (any such audit, claim for refund, or proceeding relating to an asserted Tax liability is referred to herein as a “Contest”). If Sellers elect to control a Contest, Sellers shall, within 30 days after receipt of the Tax Notice, notify Buyer in writing of its intent to do so; provided, however, Buyer and the Acquired Companies are authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect their interests during such 30 day period. If Sellers properly elect to control a Contest, then Sellers shall have all rights to settle, compromise and/or concede such asserted liability and Buyer shall cooperate and shall cause the Acquired Companies (and any of their successors) to cooperate in each phase of such Contest. If Sellers do not elect to control a Contest, Buyer or the Acquired Companies may, without affecting its or any other indemnified party’s rights to indemnification under this Article 11 assume and control the defense of such Contest with participation by the Sellers.

(c)          In the event that a Contest involves an Interim Period (a “Straddle Contest”), the parties shall endeavor to cause the Contest proceeding to be separated into two or more separate proceedings, one of which shall involve exclusively the applicable Interim Period. In the event that such separation cannot, after diligent efforts, be achieved, Buyer and Sellers shall jointly control the Straddle Contest; provided, however, that, subject to this Section 11.4(c), Buyer shall have all rights to make decisions, settle, compromise and/or concede such asserted liability as it relates to the portion of the taxable period that begins after the Closing Date, and Sellers shall have all rights to settle, compromise and/or concede such asserted liability as it relates to the Interim Period.

(d)          With respect to a Contest that is described in paragraphs (b) and (c) of this Section, and which relates to a method of accounting, a recurring item of income, gain, loss, deduction or credit, Taxes other than income Taxes, franchise Taxes, and Transfer and Recording Taxes, Sellers’ ability to settle, compromise and/or concede any asserted liability shall be subject to Buyer’s consent, if Sellers’ proposed settlement, compromise or concession would adversely affect such Tax liability of an Acquired Company in a Post-Closing period; provided, however, if Buyer does not provide Sellers with such consent and Sellers pay to Buyer the amount Sellers were willing to pay the Taxing authority to settle the asserted Tax liability, Sellers shall be released by Buyer from all indemnification obligations thereto pursuant to Section 10.4 with respect to such Contest and Buyer shall assume control over the conduct of such Contest and shall have all rights if such Contest does not involve any issues for which Sellers remains liable under this Article 11 to make decisions, settle, compromise, and/or concede such asserted liability.

(e)          Notwithstanding anything contained in this Section 11.4 to the contrary, neither the Buyer nor the Acquired Companies shall be required to permit Sellers to contest any claim; provided, however, that the Tax Indemnifying Parties shall have no obligation to pay, indemnify or reimburse Buyer or the Acquired Companies for any amounts that Buyer or the Acquired Companies pay without the prior approval of Sellers, which approval may not be unreasonably withheld or delayed if the related indemnification obligation does not have a material economic impact on Sellers or the Indemnifying Parties with respect to a claim Sellers timely elect to contest but is not permitted to contest under this Section 11.4(e).

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(f)          Notwithstanding anything contained in this Section 11.4(f) to the contrary, Sellers shall not, without the prior written consent of Buyer, which consent may not be unreasonably withheld or delayed, compromise or concede any asserted liability unless Sellers have: (i) paid or otherwise satisfied the asserted liability on or prior to the date of such settlement, compromise or concession, or (ii) obtained, as an unconditional term of such settlement, compromise or concession, an unconditional release, issued by the applicable taxing authority in favor of the Acquired Companies, for all responsibility in respect of the asserted liability.

11.5       Tax Treatment of Indemnification Payment. The parties agree to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all tax purposes.

11.6       Tax Benefits Associated with Transaction Expenses. The parties hereby agree and acknowledge that the Tax deductions associated with the Transaction Expenses shall be for the sole benefit of the Sellers and shall be allocated to (and deemed to have been incurred in) the applicable Pre-Closing Tax Periods ending on the day before the Closing Date or portions of the applicable Straddle Tax Periods ending on the Closing Date, in each case to the extent permitted by applicable Law and that notwithstanding anything to the contrary in this Agreement, the Sellers shall be entitled to any tax benefits of each such Tax deduction.

Article 12.

TERMINATION

12.1       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the written mutual consent of the parties;

(b)          upon written notice by (i) any Party, if any court of competent jurisdiction or any other Governmental Agency shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and (ii) such Judgment or other action shall have become final and non-appealable;

(c)          upon written notice at any time on or after November 30, 2018 (the “Termination Date”) by any Party if the Closing has not occurred by the Termination Date; provided, however, that (i) if Sellers are seeking termination, then the Sellers may not be in breach in any material respect of their representations, warranties, covenants or agreements contained in this Agreement or (ii) if Buyer is seeking termination, then Buyer may not be in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; and provided further, however, Sellers may elect to extend the date of the Termination Date by up to 60 additional days if the condition set forth in Section 5.1 shall have not been satisfied and the parties shall have received a “second request” or the equivalent from the applicable Governmental Authorities;

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(d)          upon written notice to the other Party if the other Party is in material breach of any of its representations, warranties, covenants or agreements hereunder (which breach continues by such Party for 30 days after written notice thereof to such Party); provided, however, that if such other Party is Buyer, it shall not be entitled to such 30 day period if it is in default of its obligation to pay the Purchase Price to the Sellers on the Closing Date as provided herein; and provided, further, that (i) if Sellers are seeking termination, then Sellers may not be in breach in any material respect of their representations, warranties, covenants or agreements contained in this Agreement or (ii) if Buyer is seeking termination, then Buyer may not be in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

12.2       Other Agreements; Material To Be Returned.

(a)          In the event this Agreement is terminated pursuant to Section 12.1, the transactions contemplated by this Agreement and the Related Documents shall be terminated, without further action by any Party, and the Parties shall immediately enter into, or cause their relevant Affiliates to enter into, written consents to terminate each of the Related Documents that have become effective prior to the date of such termination.

(b)          Furthermore, in the event that this Agreement is terminated pursuant to Section 12.1, Buyer shall return or destroy all nonpublic information regarding the Companies in accordance with the terms of the NDA.

12.3       Effect of Termination. In the event this Agreement is terminated pursuant to Section 12.1 hereof, all obligations of the parties under this Agreement shall terminate and become void and of no further effect and there shall be no liability of any Party to any other Party except: (a) the obligations with respect to confidentiality and publicity contained in Section 5.7 hereof, (b) all obligations set forth in the NDA; provided, however, that no Party shall be relieved from liabilities arising out of any breach of its representations and warranties, or for any breach of its covenants or other agreements contained in this Agreement. Specifically, in the event of termination of this Agreement, other than as a result of a breach by Sellers of their representations, warranties, covenants or agreements in this Agreement, Buyer shall be responsible to the Sellers for a fee equal to the $650,000 (the “Termination Fee”) as Sellers’ sole and exclusive remedy. For the avoidance of doubt, (x) termination of this Agreement by Buyer under Section 5.5 shall not be deemed to be a breach by Buyer and (y) the inability of Buyer to obtain the financing necessary for the Transactions shall entitle Sellers to the Termination Fee.

Article 13.

MISCELLANEOUS

13.1       Complete Agreement. This Agreement, the Related Documents and the Schedules and Exhibits attached hereto and thereto and the documents referred to herein and therein constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

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13.2       Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties by their duly authorized representatives. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way be construed to affect the validity of this Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

13.3       Fees and Expenses. Except as otherwise expressly provided in this Agreement, Sellers shall pay all legal, broker, accountant and similar fees and expenses incurred by the Sellers, and Buyer shall pay all legal, broker, accountant and similar fees and expenses incurred by Buyer, in each case in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Seller and Buyer shall each pay one-half (1/2) of all real estate transfer taxes and payable as a result of the consummation of the transaction contemplated hereby, and Buyer shall pay all sales taxes payable as a result of the consummation of the transaction contemplated hereby. Buyer shall also pay all other customary costs, fees and expenses associated with the transactions contemplated by this Agreement.

13.4       Amendments. No amendment to this Agreement shall be effective unless it is in writing signed by the Parties. No amendment to any Related Document shall be effective unless it shall have been approved in writing by the Parties.

13.5       Notices. All notices, requests, consents and demands to or upon the respective parties shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made: (a) if delivered by hand including by overnight courier, when delivered; or (b) on the day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery. In each case: (a) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following Business Day; and (b) notice shall be sent to the address of the Party to be notified, as follows, or to such other address as may be hereafter designated by the respective Parties in accordance with these notice provisions:

If to Buyer, to:

Peak Resorts, Inc.

Attn: Christopher J. Bub

17409 Hidden Valley Drive

Wildwood, Missouri 63025

With a copy to:

David L. Jones

Sandberg Phoenix & von Gontard PC

120 S. Central, Suite 1600

St. Louis, Missouri 63105

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If to the Sellers, to:

Snow Time, Inc.

Attn: Scott W. Romberger

Snow Time, Inc.

100 Boxwood Lane, Suite 2

York, Pennsylvania 17402

and a copy to:

Barley Snyder LLP

Attn: Paul G. Mattaini

126 East King Street

Lancaster, PA 17602

13.6       Venue. Any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in any federal or state court in the Commonwealth of Pennsylvania and each Party waives any objection which it may now have or hereafter have to the laying of venue of any such suit, action or proceeding in such jurisdiction.

13.7       Governing Law; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

(b)          EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, OR PROCEEDING BETWEEN THE PARTIES TO THIS AGREEMENT ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.8       Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13.9       Interpretation. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in one form have correlative meanings when used herein in any other form. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

13.10     Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.

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13.11     Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties except with the prior written consent of the other Parties or by operation of law; provided, however, Buyer may assign any or all of its rights or delegate any or all of its duties under this Agreement to any Affiliate without the prior written consent of Sellers; provided further, however, that Buyer shall remain liable for its obligations and duties under this Agreement notwithstanding any such assignment.

13.12     Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred herein, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. The Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

13.13     Third Parties. Except as provided in Sections 10.2 and 10.3, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

13.14     Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the other provisions shall not be affected by such invalidity, illegality or unenforceability, but shall remain in full force and effect.

13.15     Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original. This Agreement shall become effective when each Party shall have received counterparts hereof signed by all of the other parties.

13.16     NO OTHER REPRESENTATIONS BY SELLER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SPECIFICALLY CONTAINED IN Article 3, NONE OF THE ACQUIRED COMPANIES, SELLERS, OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE ACQUIRED COMPANIES, THE RESORTS OR SELLERS. IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN Article 3, NONE OF THE ACQUIRED COMPANIES, SELLERS OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER, INCLUDING IN ANY “DATA ROOMS,” IN CONNECTION WITH ANY MANAGEMENT PRESENTATIONS, OR IN CONNECTION WITH ANY OTHER-MATTER (INCLUDING, WITHOUT LIMITATION, THE PROVISION OF ANY BUSINESS OR FINANCIAL ESTIMATES AND PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS OR FORECASTS)).

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13.17     NO OTHER REPRESENTATIONS BY BUYER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER SPECIFICALLY CONTAINED IN Article 4, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO EITHER THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, BUYER. IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN Article 4, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO SELLERS.

13.18     INDEPENDENT INVESTIGATION. BUYER HEREBY ACKNOWLEDGES AND AFFIRMS THAT IT HAS CONDUCTED AND COMPLETED ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE COMPANIES, THEIR. RESPECTIVE ASSETS AND THE RESORTS, THAT IT HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE RESULTS OF OPERATIONS, CONDITION (FINANCIAL AND OTHERWISE) AND PROSPECTS OF SUCH ASSETS, THE RESORTS AND THE COMPANIES AS IT HAS DEEMED NECESSARY OR APPROPRIATE, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY IT HAS RELIED SOLELY ON: (A) ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE RESORTS AND (B) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS CONTAINED IN THIS AGREEMENT.

13.19     Sellers’ Representative. Each Seller makes, constitutes and appoints the Sellers’ Representative, with full power of substitution and re-substitution, as his or its true and lawful attorney-in-fact for him or it and in his or its name, place, and stead to sign, execute, deliver and perform any Transaction Documents required to be executed by such Seller (or any Transaction Documents by which such Seller is otherwise bound), to make and authorize amendments to, or waivers of, this Agreement or any other Transaction Document, to enforce the obligations of the Buyer or the Acquired Companies under this Agreement or any other Transaction Document, to give and receive all notices required or permitted by the Sellers’ Representative under this Agreement or any other Transaction Document, and to defend and/or settle any indemnification claims made by the Buyer or any of the Acquired Companies or any other Indemnified Person pursuant to the terms of this Agreement or any other Transaction Document (to the extent such claims are to be satisfied out of the Representative Amount), hereby ratifying and confirming that the Sellers’ Representative may do or cause to be done by virtue hereof and to make all determinations and elections hereunder and thereunder. This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and shall survive the Closing and death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of any Seller. This power of attorney may be exercised by the Sellers’ Representative by listing the Seller executing any Transaction Document with the single signature of the Sellers’ Representative acting as attorney-in-fact for such Seller. The Sellers’ Representative shall have no Liability to the Buyer, any of the Acquired Companies or the Sellers, or any of the respective Affiliates or Representatives of the Buyer, the Acquired Companies or the Sellers, arising out of or resulting from any action taken or omitted to be taken in his capacity as Sellers’ Representative or otherwise on behalf of the Sellers, except with respect to any Liability resulting from the Sellers’ Representative’s willful misconduct. Each Seller hereby forever releases and discharges the Sellers’ Representative from any and all Liability which may arise out of or result from any action taken or omitted to be taken in his capacity as Sellers’ Representative or otherwise on behalf of the Sellers, except with respect to any Liability resulting from the willful misconduct of the Sellers’ Representative.

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(a)         Each Seller shall indemnify and hold harmless and reimburse the Sellers’ Representative from and against such Seller’s Pro Rata Share of any and all Liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Sellers’ Representative arising out of or resulting from any action taken or omitted to be taken by the Sellers’ Representative in his capacity as Sellers’ Representative or otherwise on behalf of the Sellers or under the Transaction Documents, other than such Liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Sellers’ Representative’s gross negligence or willful misconduct or in Sellers’ Representative’s capacity as an Seller hereunder.

(b)         Each Party shall be entitled to rely exclusively upon any communication given or other action taken by the Sellers’ Representative on behalf of the Sellers pursuant to this Agreement or the other Transaction Documents.

(c)          The Sellers may remove or replace the Representative upon written consent by a majority-in-interest of the holders of the Company’s capital stock immediately prior to Closing upon not less than ten (10) business days’ prior written notice to Buyer. Notwithstanding anything to the contrary herein, in the event that (i) Mr. Romberger is temporarily unavailable to act as the Representative, Bradley J. Leber may act in place of Mr. Romberger as the Representative during the period of Mr. Romberger’s unavailability or (ii) Mr. Romberger is unable or unwilling to continue in his capacity as the Representative, or if Mr. Romberger resigns as the Representative, Bradley J. Leber shall become the Representative without the need for appointment of Mr. Leber by a majority-in-interest of the holders of the Company’s capital stock. No bond will be required of the Representative, and the Representative will receive no compensation for his services. Notices or communications to or from the Representative will constitute notice to or from each of Sellers.

(d)         Each Seller hereby acknowledges and agree that the Representative Amount shall be withheld and paid directly to an account maintained by the Representative (or a financial institution selected by the Representative) as a fund for the fees incurred in connection with this Agreement, with any balance of the Representative Amount not utilized for such purposes to be returned to the Sellers in accordance with their Pro Rata Percentage. If the Representative Amount shall be insufficient to satisfy the fees and expenses of the Representative, then the Representative shall be entitled to recover any remaining expenses directly from the Sellers.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above:

SELLERS:

/s/ Scott Romberger
Scott Romberger, trustee of the Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Leah R. Naylor, Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O S. Chester Naylor, II, and Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Sarah R. Naylor

/s/ Bradley Leber
Bradley Leber, trustee of the Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Leah R. Naylor, Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O S. Chester Naylor, II, and Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Sarah R. Naylor

/s/ Robert Black
Robert Black, trustee of the Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Leah R. Naylor, Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O S. Chester Naylor, II, and Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Sarah R. Naylor

[Seller Signature Page to

SnowTime Stock Purchase Agreement]

BUYER:

Peak Resorts, Inc.
a Missouri corporation

By:	/s/ Timothy D. Boyd
Name: Timothy D. Boyd
Title: President and Chief Executive Officer

[Buyer Signature Page to

SnowTime Stock Purchase Agreement]

Exhibits

Exhibit A	Example of Working Capital Calculation

Exhibit B	Pro Rata Shares

Exhibit C	Seller Releases

Exhibit D	Company Releases

Schedules

Schedule 1.1	Capital Leases

Schedule 2.4	Excluded Assets

Schedule 3.3	Company Subsidiaries

Schedule 3.6	Governmental Authorization

Schedule 3.7(a)	Capital Expenditures

Schedule 3.8	Powers of Attorney

Schedule 3.9	Company Brokers

Schedule 3.10(a)	Governmental Agency Investigation

Schedule 3.10(b)	Noncompliance Notices

Schedule 3.10(c)	Compliance Exceptions

Schedule 3.11(a)	Insurance Policies

Schedule 3.11(b)	Pending Worker’s Compensation Claims

Schedule 3.12	Litigation

Schedule 3.13(a)	Required Approvals Exceptions

Schedule 3.13(b)	Compliance with Required Approvals

Schedule 3.13(c)	Suspension/Cancellation of Required Approvals

Schedule 3.13(d)	Material Required Approvals

Schedule 3.14(a)	Labor Matters

Schedule 3.14(d)	Written Notice on Labor Matters

Schedule 3.15(a)	Employee Benefit Plans

Schedule 3.15(e)	Severance Pay

Schedule 3.15(g)	Multiple Employer Welfare Arrangements

Schedule 3.15(i)(1)	Full-time Year-round Employees

Schedule 3.15(i)(2)	Employees with Employment Agreements, etc.

Schedule 3.16(a)(1)	Real Property Owned by Company

Schedule 3.16(a)(2)	Leases, Subleases, Licenses, Permits and other Agreements

Schedule 3.16(a)(3)	Real Property Lease Exceptions

Schedule 3.16(a)(4)	Real Property Lease Breaches

Schedule 3.16(a)(5)	Termination Notice as to Real Property Lease

Schedule 3.16(c)	Outstanding Options/Rights of First Refusal to Purchase or Lease Owned Real Property

Schedule 3.16(d)	Condemnation Proceeding Affecting Real Property

Schedule 3.16(f)(i)	Third Party Real Property Leases

Schedule 3.16(f)(ii)	Breach of Third Party Real Property Lease

Schedule 3.16(g)	Violations of Real Property Covenants or Restrictions

Schedule 3.17(d)	Change in Accounting Method

Schedule 3.18	Material Contracts

Schedule 3.18(k)	Other Agreements in Excess of $100,000

Schedule 3.19(a)	Environmental Compliance Exceptions

Schedule 3.19(b)	Environmental Claims

Schedule 3.20(a)	Intellectual Property

Schedule 3.20(b)	Intellectual Property Exceptions

Schedule 3.21(a)	Related Party Ownership

Schedule 3.21(b)	Related Party Material Contracts

Schedule 3.22	Absence of Certain Changes

Schedule 3.23	Water Rights

Schedule 4.6	Buyer Brokers

Schedule 4.9	Buyer Capitalization and Outstanding Securities

Schedule 4.9(a)	Series A Convertible Stock

Schedule 4.9(b)	Capital Stock

Schedule 4.9(c)	Shareholder and Other Related Agreements

Schedule 4.9(d)	Buyer’s Stock Plan

Schedule 4.12	Undisclosed Liabilities

Schedule 4.13	Absence of Changes

Schedule 8.6	Lifetime Ski Passes

Schedule 9.4	Extraordinary Actions by the Sellers

Schedule 9.5	Commercially Reasonable Efforts – Licenses